UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Qwest Communications International Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2006

Dear Stockholder,

I am very pleased to invite you to the 2006 Annual Meeting of Stockholders of Qwest Communications International Inc. The meeting will be held in the Seawell Grand Ballroom of the Denver Center for the Performing Arts, 1050 13th Street, Denver, Colorado 80204, on Wednesday, May 24, 2006, starting at 10 a.m. (local time). If you plan to attend the meeting in person, please call 888-858-7914 or register online at www.qwest.com/stockholder2006 by May 23, 2006.

Important information about the matters to be acted upon at the meeting is included in the accompanying notice and proxy statement.

Your vote is important. On behalf of your Board of Directors, I urge you to vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy or voting instruction card, even if you plan to attend the meeting. Mailing your completed proxy or voting instruction card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you are a record holder and wish to do so.

We look forward to greeting you personally at the meeting.

Sincerely,

Richard C. Notebaert

Chairman and Chief Executive Officer

DRIVING DIRECTIONS AND PARKING INFORMATION FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

The Seawell Grand Ballroom

The Denver Center for the Performing Arts

1050 13th Street

Denver, CO 80204

DRIVING DIRECTIONS

From Denver International Airport:

•      From the airport terminal go west on Pena Boulevard

•      From Pena Boulevard merge onto I-70 west

•      Take the I-25 south exit toward Colorado Springs

•      Take exit 212A south onto Speer Boulevard

•      Turn sharp left onto Arapahoe Street

•      Turn right onto 13th Street

From Northbound I-25

•      Take I-25 north to Exit 210C for the Auraria Parkway

•      Turn right onto Speer Boulevard

•      Turn sharp left onto Arapahoe Street

•      Turn right onto 13th Street

PARKING

There is a parking garage at The Denver Center for Performing Arts Complex with entrances off Arapahoe Street and 13th Street. There is also a parking garage across the street at the Colorado Convention Center that connects to the Complex by a pedestrian bridge over Champa Street.

To avoid parking concerns, there is a Light Rail stop at the Colorado Convention Center across the street from the Complex.

QWEST COMMUNICATIONS INTERNATIONAL INC.

1801 CALIFORNIA STREET

DENVER, COLORADO 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2006

To the Stockholders of Qwest Communications International Inc.:

The 2006 Annual Meeting of Stockholders of Qwest Communications International Inc., a Delaware corporation, will be held in the Seawell Grand Ballroom of the Denver Center for the Performing Arts, 1050 13th Street, Denver, Colorado 80204, on Wednesday, May 24, 2006, starting at 10 a.m. (local time).

Only stockholders of record on March 27, 2006 are entitled to notice of and to vote at the meeting and at any adjournment or postponement that may take place. At the meeting we plan to:

1.	Elect nine directors to the Board of Directors to hold office until the annual meeting of stockholders in 2007 and until their successors are elected and qualified;

2.	Ratify the appointment of KPMG LLP as our independent auditor for 2006;

3.	Approve the amended and restated Equity Incentive Plan;

4.	Consider four stockholder proposals, if properly presented; and

5.	Transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in this proxy statement, the ratification of the appointment of KPMG LLP as our independent auditor for 2006 and the approval of the amended and restated Equity Incentive Plan (FOR ITEMS 1-3) and AGAINST each of the other proposals (AGAINST ITEMS 4-7).

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy or voting instruction card, even if you plan to attend the meeting. Mailing your completed proxy or voting instruction card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you are a record holder and wish to do so.

By Order of the Board of Directors

Richard N. Baer

Executive Vice President, General Counsel and Corporate Secretary

Denver, Colorado

March 30, 2006

QWEST COMMUNICATIONS INTERNATIONAL INC.

1801 CALIFORNIA STREET

DENVER, COLORADO 80202

PROXY STATEMENT

GENERAL

We are sending you this proxy statement as part of a solicitation by the Board of Directors of Qwest Communications International Inc. for use at our 2006 Annual Meeting of Stockholders and at any adjournment or postponement that may take place. We will hold the meeting in the Seawell Grand Ballroom of the Denver Center for the Performing Arts, 1050 13th Street, Denver, Colorado 80204, on Wednesday, May 24, 2006, starting at 10 a.m. (local time).

We are mailing this proxy statement and accompanying proxy card on or about April 7, 2006 to all of our stockholders entitled to vote at the meeting. Unless the context otherwise requires, the terms “us,” “we,” and “our” include Qwest Communications International Inc. and its consolidated subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE MEETING

Q:	Why am I receiving these materials?

A:	The Board is providing these proxy materials to you in connection with the 2006 Annual Meeting of Stockholders, which will take place on Wednesday, May 24, 2006. As a stockholder on the record date for the meeting, you are invited to attend the meeting and are entitled to and requested to vote on the matters described in this proxy statement.

Q:	What information is contained in these materials?

A:	This proxy statement includes information on the nominees for director and the other matters to be voted on at the meeting. The proxy statement also includes information on the voting process and requirements, the compensation of directors and some of our executive officers, and certain other required information.

Q:	What can I vote on at the meeting?

A:	There are seven matters scheduled to be voted on at the meeting:

(1)	The election of nine directors to our Board to hold office until the annual meeting of stockholders in 2007 and until their successors are elected and qualified;

(2)	Ratification of the appointment of KPMG LLP as our independent auditor for 2006;

(3)	Approval of the amended and restated Equity Incentive Plan;

(4)	A stockholder proposal requesting that we adopt a policy whereby, in the event of a substantial restatement of financial results, our Board shall review certain performance-based compensation made to executive officers and pursue legal remedies to recover such compensation to the extent that the restated results do not exceed original performance targets;

(5)	A stockholder proposal requesting that we seek stockholder approval of certain benefits for senior executives under our non-qualified pension plan or any supplemental executive retirement plan;

(6)	A stockholder proposal that would amend our bylaws to provide that our directors be elected by a majority vote (or in some cases a plurality vote); and

(7)	A stockholder proposal requesting that our Board establish a policy of separating the roles of the Chairman and Chief Executive Officer whenever possible.

The stockholder proposals will only be voted on if properly presented at the meeting.

Q:	How does the Board recommend that I vote on each of the matters?

A:	Our Board recommends that you vote FOR each of the director nominees, the ratification of the appointment of KPMG LLP as our independent auditor for 2006 and the approval of the amended and restated Equity Incentive Plan (FOR ITEMS 1-3) and AGAINST each of the other proposals (AGAINST ITEMS 4-7).

Q:	What classes of shares are entitled to be voted?

A:	Each share of our common stock outstanding on March 27, 2006 (the “Record Date”) is entitled to one vote on each of the items being voted on at the meeting. On the Record Date, we had 1,884,067,030 shares of common stock outstanding. We have no other shares of stock outstanding.

Q:	What shares can I vote?

A:	You can vote all the shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee or, if you are a current or former employee of Qwest, shares held on your behalf pursuant to our 401(k) plan or Employee Stock Purchase Plan, or ESPP.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered in your name with our transfer agent, The Bank of New York, you are considered a stockholder of record with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”) or through the 401(k) plan or ESPP, you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker, bank or nominee as the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. (Note that signed proxies are not available for shares held through the 401(k) plan. If you hold shares through the 401(k) plan, you must vote those shares as provided below.) Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

Q:	How do I cast my vote?

A:	If you are a record holder, there are three ways that you can cast your vote:

(1)	You can sign and date each proxy card that you receive and return it in the prepaid envelope that comes with the proxy card.

(2)	You can vote through the Internet or telephone voting systems, more fully described on your proxy card. The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law.

(3)	You can vote in person at the meeting. Remember, however, if you are the beneficial owner, and not the stockholder of record (i.e. you own shares through the 401(k) plan and/or ESPP, or with a broker, bank or nominee), you must vote your shares by the deadline indicated on your voting instruction card or you must notify your broker, bank or other nominee and obtain a signed proxy from the stockholder of record giving you the right to vote the shares in person at the meeting. (Note that signed proxies are not available for shares held through the 401(k) plan. If you hold shares through the 401(k) plan, you must vote those shares as provided below.)

Q:	Can I change my vote or revoke my proxy?

A:	Yes. If you are a record holder, you can revoke your proxy or change any votes you cast by mail or via the telephone or Internet voting systems. To do this, you must do one of the following before the votes are cast at the meeting: (1) deliver a written notice of your revocation to our Corporate Secretary at our principal executive office at 1801 California Street, Denver, Colorado 80202; (2) execute and deliver a later dated proxy; or (3) cast a later vote using the telephone or Internet voting systems. Alternatively, you can attend the meeting and vote in person. If you are the beneficial owner, and not the stockholder of record, please follow the instructions sent to you by your broker, bank or other nominee.

Q.	How do I vote Qwest shares held on my behalf pursuant to Qwest’s 401(k) plan?

A.	If you are a participant in our 401(k) plan, you are entitled to instruct the trustee, State Street Bank and Trust Company, how to vote the shares allocated to your account. If you do not instruct State Street Bank and Trust Company how to vote your shares by completing and returning the voting instruction card or pursuant to the telephone or Internet voting systems or if you sign the voting instruction card with no further instructions as to how to vote your shares, the 401(k) plan provides for State Street Bank and Trust Company to vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law. To allow sufficient time for our tabulator, Automatic Data Processing, Inc., or ADP, to process your voting instructions and State Street Bank and Trust Company to vote, your voting instructions must be received by ADP by May 19, 2006.

Plan participants may attend the annual meeting. However, participants’ shares can only be voted as described above.

All stockholder meeting proxies, ballots and other voting materials (including information submitted through the telephone and Internet voting systems) that identify how an individual stockholder has voted will be kept confidential.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold shares registered in more than one account. Sign and return all proxies and/or voting instruction cards or vote using the telephone or Internet voting system for each proxy and voting instruction card that you receive to ensure that all of your shares are voted.

Q:	What is the quorum requirement for the meeting?

A:

For a “quorum” to exist at the meeting, stockholders holding a majority of the votes entitled to be cast by the stockholders entitled to vote generally must be present in person or represented by proxy at the meeting.

There must be a quorum for any action to be taken at the meeting (other than adjournment or postponement of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

Q:	What is the voting requirement to approve each of the matters?

A:	In the election of directors, the nine persons receiving the highest number of votes will be elected. For the stockholder proposal that would amend our bylaws (Item 6), approval will require the affirmative vote of stockholders holding at least 80% of the voting power of all of the shares of our common stock outstanding on the Record Date. For each of the other matters, approval will require the affirmative vote of stockholders holding a majority of those shares present (in person or by proxy) and entitled to vote on the matter. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (as described in the answer to the prior question) with respect to certain matters. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered as being entitled to vote on that proposal.

Q:	How can I vote on each of the matters?

A:	In the election of directors, you may vote FOR all of the nominees, or your vote may be WITHHELD with respect to one or more of the nominees. For the other matters, you may vote FOR or AGAINST the matter, or you may indicate that you wish to ABSTAIN from voting on the matter.

Q:	How will the votes be counted?

A:	Your shares of common stock will be voted according to your directions on the proxy or voting instruction card or as you direct pursuant to the telephone or Internet voting systems. If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of our Board (FOR all director nominees named in the proxy statement, the ratification of the appointment of KPMG LLP as our independent auditor for 2006 and the approval of the amended and restated Equity Incentive Plan, and AGAINST each of the other proposals). If you ABSTAIN from voting on any of the proposals, it will have the same effect as a vote AGAINST that proposal. If you hold shares in our 401(k) plan and do not instruct State Street Bank and Trust Company how to vote your shares by completing and returning the voting instruction card or pursuant to the telephone or Internet voting systems or you sign the voting instruction card with no further instructions as to how to vote your shares, the 401(k) plan provides for State Street Bank and Trust Company to vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law. If you hold shares in our ESPP, but do not return a voting instruction card or otherwise vote by Internet, telephone or at the meeting, the plan administrator may vote your shares in its discretion.

Q:	Who will count the votes?

A:	We have appointed ADP to act as the inspector of election for the meeting. We believe that ADP will use procedures that are consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote. ADP will separately tabulate all votes FOR and AGAINST each matter, all votes WITHHELD in the election of directors, all abstentions and all broker non-votes.

Q:	Who can attend the meeting?

A:

All stockholders as of the Record Date can attend. One cut-out admission ticket is included at the top of each proxy card delivered to stockholders of record, which you must bring with you to be admitted to the meeting. If you are a stockholder of record and you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a stockholder of record on the Record Date and bring proof of identification. If you hold your shares through a stockbroker, bank or other nominee, you will need to bring a copy of the voting instruction card or you will need to provide proof of identification and proof of ownership by bringing a copy of a brokerage or bank statement showing your share ownership as of the Record Date.

Q:	How will voting on any other business be conducted?

A:	We do not expect any matters to be presented for a vote at the meeting, other than the seven matters described in the proxy statement. If you grant a proxy, either of the officers named as proxy holders, Richard C. Notebaert and Richard N. Baer, or their nominees or substitutes, will have the discretion to vote your shares, except for shares held in the 401(k) plan, on any additional matters that are properly presented for a vote at the meeting and at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the person named as the proxy holder will vote your proxy for another candidate or other candidates nominated by our Board.

Q:	May I propose actions for consideration at next year’s meeting of stockholders?

A:	Yes. For your proposal to be considered for inclusion in our proxy statement for next year’s meeting, we must receive your written proposal no later than November 30, 2006. If we change the date of next year’s meeting by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. You should also be aware that your proposal must comply with Securities and Exchange Commission, or SEC, regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials.

Similarly, in order for you to raise a proposal (including a director nomination) from the floor during next year’s meeting, we must receive a written notice of the proposal no later than November 30, 2006, and it must contain the additional information required by our Amended and Restated Bylaws. If we change the date of next year’s meeting by more than 30 days from the date of this year’s meeting, then we must receive your written proposal at least 150 days before the date of next year’s meeting in order for the proposal to be timely. You may obtain a complete copy of our Amended and Restated Bylaws by submitting a written request to our Corporate Secretary at our principal executive office or by accessing our website at www.qwest.com/about/investor/governance.

Q:	Can I receive next year’s meeting proxy statement and Annual Report online?

A:	Yes. Our proxy statement and Annual Report will be available online. In addition, all stockholders who have active email accounts and Internet access may sign up for electronic delivery of stockholder materials. To enroll in electronic delivery, go to www.qwest.com/about/investor and click on “Electronic Enrollment.” If you have multiple registered or beneficial accounts, you need to submit an enrollment for each account. If you elect to view the proxy statement and Annual Report on the Internet, we will not mail you paper copies of these documents next year. Your enrollment in the online program will remain in effect as long as your account remains active or until you cancel it.

Q:	Who is paying for this proxy solicitation?

A:	We will pay the cost of soliciting the proxies. We have also hired The Altman Group, Inc. to assist us in the solicitation of proxies. We will pay The Altman Group a fee of $12,500 plus expenses. In addition, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by officers, directors and regular employees, who will not be paid any additional compensation for such activities. We will send copies of the solicitation material to brokers, fiduciaries and custodians who will forward the material to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these people notifies us that he or she wishes to continue to receive individual copies. Stockholders will continue to receive separate proxy or voting instruction cards.

If you share an address with another stockholder and receive only one set of proxy materials and would like to request a separate copy of proxy materials for this year’s annual meeting or for any future meetings, please: (1) call our Investor Relations department at 1-800-567-7296; (2) send an e-mail message to investor.relations@qwest.com; or (3) mail your request to Qwest Communications International Inc., 1801 California Street, 51st Floor, Denver, Colorado 80202, Attn: Investor Relations. Additional copies of the proxy materials will be sent within 15 days after receipt of your request. Similarly, you may also contact us through any of these methods if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of our shares of common stock as of March 27, 2006 (except where another date is indicated) by:

•	each person known by us to beneficially own more than five percent of our common stock;

•	each director and nominee for director;

•	each of the named executive officers listed in the Summary Compensation Table on page 21 of this proxy statement; and

•	all of our directors and executive officers as a group.

The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. Unless otherwise indicated, the business address of each person shown below is 1801 California Street, Denver, Colorado 80202.

Name	Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares(2)
5% Owners
Philip F. Anschutz, Director	555 Seventeenth Street Denver, CO 80202	303,144,190	(3)	16.1%
Capital Research and Management Company	333 South Hope Street Los Angeles, CA 90071	283,366,520	(4)	15.0%
Investment Adviser Subsidiaries of Legg Mason, Inc.	100 Light Street Baltimore, MD 21202	258,546,363	(5)	13.7%
FMR Corp.	82 Devonshire Street Boston, MA 02109	250,717,213	(6)	13.3%
State Street Bank and Trust Company, Trustee	225 Franklin Street Boston, MA 02110	108,655,554	(7)	5.8%

Directors and Named Executive Officers
Richard C. Notebaert		13,071,814	(8)	*
Linda G. Alvarado		62,918	(9)	*
Charles L. Biggs		51,000	(10)	*
K. Dane Brooksher		45,000	(11)	*
Cannon Y. Harvey		85,150	(12)	*
Peter S. Hellman		64,646	(13)	*
R. David Hoover		2,000		*
Patrick J. Martin		—		*
Caroline Matthews		—		*
Wayne W. Murdy		—		*
Frank P. Popoff		111,165	(14)	*
James A. Unruh		5,000		*
Oren G. Shaffer		5,380,764	(15)	*
Barry K. Allen		2,343,733	(16)	*
Richard N. Baer		2,777,609	(17)	*
Paula Kruger		1,186,031	(18)	*
Directors and Executive Officers as a Group (19 persons)		329,390,628	(19)	17.3%

*	Less than one percent.
(1)

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. Such persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire as of March 27, 2006 or within 60 days from such date, through the exercise of stock options or other similar rights. The amounts shown also include, where applicable, shares of restricted stock and shares of stock held for the account of each person pursuant to Qwest’s 401(k) plan and ESPP. Unless otherwise indicated, each person has sole investment and voting power (or, under applicable marital property laws, shares such powers with his or her spouse) with respect to the shares set forth in the table above. Figures do not include phantom equity units that we credit to accounts for our non-employee directors, based on their election to defer their director’s fees earned in a given year. As of March 27, 2006, the following phantom equity units had been credited to accounts for our non-employee directors: (a) Ms. Alvarado, 166,774; (b) Mr. Biggs, 44,837; (c) Mr. Brooksher, 54,559; (d) Mr. Harvey, 139,947; (e) Mr. Hellman, 217,736; (f) Mr. Hoover, 740; (g) Mr. Martin, 2,220; (h) Ms. Matthews, 740; (i) Mr. Murdy, 4,607; (j) Mr. Popoff, 171,390; and (k) Mr. Unruh, 3,873. Each phantom equity unit represents a value equivalent to one share of our common stock.

(2)	Ownership percentage is reported based on 1,884,067,030 shares of common stock outstanding on March 27, 2006, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of March 27, 2006 or within 60 days from such date, through the exercise of stock options or other similar rights.
(3)	Includes, as of March 27, 2006, (a) 283,208,000 shares deemed owned by Anschutz Company, a corporation wholly owned by Mr. Anschutz, and (b) 17,200,000 shares held by Anschutz Family Investment Company LLC, of which Anschutz Company is the manager and a one percent equity owner. Of the 283,208,000 shares shown as owned by Anschutz Company, 6,075,000 are subject to forward sale contracts pursuant to which Anschutz Company holds no investment control but could, under certain circumstances, reacquire voting power.
(4)	Beneficial ownership information is based on information contained in an Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2006 by Capital Research and Management Company (“Capital”). According to the schedule, Capital has sole voting power with respect to 81,250,000 of the reported shares and sole dispositive power with respect to all of the reported shares. The shares reported by Capital include 33,886,820 shares resulting from an assumed conversion of our 3.5% Convertible Senior Notes due 2025.
(5)	Beneficial ownership information is based on information contained in an Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2006 by Legg Mason Funds Management, Inc. (“Legg Mason Funds”), Legg Mason Capital Management, Inc. (“Legg Mason Capital”) and Legg Mason Focus Capital, Inc. (“Legg Mason Focus Capital”), as investment adviser subsidiaries of Legg Mason, Inc. According to the schedule, Legg Mason Funds beneficially owns 44,412,500 shares, over which it has shared voting and dispositive power, Legg Mason Capital beneficially owns 214,129,159 shares, over which it has shared voting and dispositive power, Legg Mason Focus Capital beneficially owns 4,704 shares, over which it has shared voting and dispositive power, and Legg Mason Value Trust, Inc., an investment company managed by Legg Mason Capital, beneficially owns 111,497,100 shares, over which it has shared voting and dispositive power. According to an Amendment No. 1 to Schedule 13G filed with the SEC on February 17, 2004 by Legg Mason, Inc., beneficial ownership of the shares is not attributed to Legg Mason, Inc. as parent company of Legg Mason Funds and Legg Mason Capital.
(6)

Beneficial ownership information is based on information contained in Amendment No. 5 to Schedule 13G filed with the SEC on January 10, 2006 by FMR Corp. on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of the shares: (a) Fidelity Management & Research Company (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of 232,280,276 shares, which includes 15,557,429 shares resulting from an assumed conversion of our 3.5% Convertible Senior Notes due 2025. Edward C. Johnson III, FMR Corp. and the Fidelity funds each has sole power to dispose of the shares. Neither Edward C. Johnson III nor FMR Corp. has the sole power to vote or direct the voting of the shares owned by the Fidelity funds; such shares are voted by the Boards of Trustees for the Fidelity funds; (b) Fidelity Management Trust Company (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of 4,661,430 shares. Edward C. Johnson III and FMR Corp. each has sole power to dispose of the shares and sole power to vote or direct the voting of the shares; (c) Strategic Advisers, Inc. (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of 1,015 shares. It has the sole power to dispose of the shares and sole power to vote or direct the voting of the shares; (d) Fidelity International Limited (“FIL”) (of which a partnership controlled predominantly by members of the Edward C. Johnson III family owns approximately 38% of the voting power) is the beneficial owner of 13,774,492 shares; FMR Corp. reports that it is of the view that the shares beneficially owned by FIL are not required to be aggregated with shares beneficially owned by FMR Corp. for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (e) Members of the Edward C. Johnson III family own shares of stock of FMR Corp. representing approximately 49% of the voting power of FMR Corp.

(7)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 13, 2006 by State Street Bank and Trust Company (“State Street”), acting in various fiduciary capacities. Of the reported shares, State Street reports that it has sole voting power with respect to 43,892,781 shares, that it shares voting power with respect to 64,762,773 shares, that is has sole dispositive power with respect to 0 shares and that it shares dispositive power with respect to 108,655,554 shares. State Street expressly disclaims beneficial ownership of all reported shares.
(8)	Includes (a) 2,459,000 shares of restricted stock and (b) 10,425,000 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date.
(9)	Includes 61,880 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date.
(10)	Includes 40,000 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date.
(11)	Includes 40,000 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date.
(12)	Includes 60,150 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date.
(13)	Includes 61,880 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date.
(14)	Includes (a) 20,000 shares owned as trustee for the Frank P. Popoff Revocable Living Trust and (b) 67,068 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date.
(15)	Includes (a) 1,573,000 shares of restricted stock and (b) 3,787,500 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date.
(16)	Includes (a) 251,000 shares of restricted stock and (b) 1,976,250 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date.
(17)	Includes (a) 220,000 shares of restricted stock and (b) 2,538,000 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date.
(18)	Includes (a) 172,000 shares of restricted stock and (b) 1,002,500 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date.
(19)	Includes (a) 4,890,000 shares of restricted stock and (b) 20,886,478 shares subject to options that are exercisable as of March 27, 2006 or within 60 days from such date by our directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were complied with during and for the fiscal year ended December 31, 2005.

BOARD OF DIRECTORS

Our Board is composed of a majority of directors who qualify as independent directors under the corporate governance standards for companies listed on the New York Stock Exchange, or the NYSE. In accordance with these rules, the Board committee structure includes audit, compensation and governance committees consisting entirely of independent directors.

In determining independence, the Board affirmatively determines whether a director has a “material relationship” with Qwest that would compromise his or her independence from management. When assessing the “materiality” of a director’s relationship with Qwest, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and, where applicable, the frequency and regularity of the services, and whether the services are being carried out at arm’s length in the ordinary course of business. Material relationships can include commercial, consulting, charitable, familial and other relationships. Under Qwest’s Guidelines on Significant Governance Issues, which are described below, a relationship is not material if, in the Board’s judgment, it is not inconsistent with the independence criteria in the NYSE’s listing standards and it does not compromise a director’s independence from management.

Applying these standards, the Board has determined that each of our non-employee directors qualifies as independent.

Stockholders interested in communicating with our Board, including our non-employee directors as a group or our lead independent director, may do so by writing to our Corporate Secretary at our principal executive office at 1801 California Street, Denver, Colorado 80202. Our Corporate Secretary will review all correspondence intended for the Board and will regularly forward to the Board a summary of such correspondence and copies of correspondence that, in the opinion of the Corporate Secretary, is of significant importance to the functions of the Board or otherwise requires the Board’s attention. Directors may at any time review a log of all correspondence received by the Corporate Secretary that is intended for the Board and request copies of any such correspondence.

Codes of Conduct

We have adopted written codes of conduct that serve as the code of ethics applicable to our directors, officers and employees, including our principal executive officer and senior financial officers, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002, the rules of the SEC promulgated thereunder and the NYSE rules. In the event that we make any changes to, or provide any waivers from, the provisions of our codes of conduct, we intend to disclose these events on our website or in a report on Form 8-K within four business days of such event.

Meetings and Committees

Our Board met fourteen times and acted three times by unanimous written consent during 2005. Each of our current directors attended 75% or more of the aggregate of the total number of meetings of the Board held while he or she was a director and of each committee on which he or she served during the period in which the director served as a member of that committee. Though we do not have a formal policy regarding attendance by directors at annual stockholder meetings, such attendance is encouraged. In 2005, seven of our then-current directors attended the annual stockholders’ meeting.

Our Board has adopted Guidelines on Significant Governance Issues, which set forth fundamental corporate governance principles applicable to Qwest and our Board. Copies of the Guidelines, as well as our codes of conduct and the charters for the Audit Committee, the Compensation and Human Resources Committee and the Nominating and Governance Committee of our Board, are available in the “Corporate Governance” section of our website: www.qwest.com/about/investor/governance. Copies of these documents are also available in print to any stockholder who requests them by sending a written request to our Corporate Secretary at Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202. Pursuant to the Guidelines, our independent directors have chosen Frank P. Popoff as their lead independent director. Our non-employee directors meet regularly in executive session without any management personnel. Such sessions are chaired by the lead independent director.

Our Board has the following standing committees:

Audit Committee. Under its current charter, which is attached as Annex A, the Audit Committee, among other things:

•	is solely responsible for the appointment, compensation and oversight of the work of the independent public accountants;

•	pre-approves all auditing and non-auditing services to be performed by the independent public accountants;

•	engages in dialogue with the independent public accountants with respect to relationships or services that may impact the objectivity or adversely affect the independence of the independent public accountants;

•	reviews and discusses with management and the independent public accountants our annual and quarterly financial statements;

•	reviews the integrity, adequacy and effectiveness of our accounting and financial controls, both internal and external; and

•	monitors our compliance with laws, regulations and legal matters that may have a material effect on our financial statements.

Our Audit Committee consists of Charles L. Biggs, K. Dane Brooksher (Chairperson), Peter S. Hellman and Caroline Matthews. The Board has determined that each of the members of the Audit Committee is independent under our Guidelines on Significant Governance Issues (and therefore, independent within the meaning of the NYSE’s listing standards) and the rules of the SEC, is qualified as an audit committee financial expert within the meaning of rules adopted by the SEC, and has accounting and related financial management expertise and is financially literate within the meaning of the listing standards of the NYSE. During 2005, the Audit Committee met eleven times and did not act by unanimous written consent.

Compensation and Human Resources Committee. Under its current charter, the Compensation and Human Resources Committee, among other things:

•	reviews and approves goals and objectives relevant to the compensation of the Chief Executive Officer, or CEO, evaluates the CEO’s performance and sets the CEO’s compensation;

•	considers and approves the selection, retention and compensation arrangements and plans for executive officers; and

•	makes recommendations to the Board with respect to our Equity Incentive Plan, Employee Stock Purchase Plan and other similar plans.

Our Compensation and Human Resources Committee consists of Linda G. Alvarado, Philip F. Anschutz, Charles L. Biggs, Frank P. Popoff and James A. Unruh (Chairperson). The Board has determined that each of the members of the Compensation and Human Resources Committee is independent under our Guidelines on Significant Governance Issues and, therefore, independent within the meaning of the NYSE’s listing standards. The Compensation and Human Resources Committee met six times and acted by unanimous written consent twice during 2005.

Nominating and Governance Committee. Under its current charter, the Nominating and Governance Committee, among other things:

•	evaluates the size and composition of our Board and the independence of the members of our Board;

•	evaluates the nature, structure, composition and operations of all of the Board committees; and

•	annually reviews director compensation.

Charles L. Biggs, K. Dane Brooksher, Cannon Y. Harvey, R. David Hoover and Patrick J. Martin (Chairperson) are the members of the Nominating and Governance Committee. The Board has determined that each of the members of the Nominating and Governance Committee is independent under our Guidelines on Significant Governance Issues and, therefore, independent within the meaning of the NYSE’s listing standards. The Nominating and Governance Committee met seven times and acted by unanimous written consent twice in 2005.

Under its charter, the Nominating and Governance Committee has the responsibility to recommend candidates for election as directors to the Board and believes that candidates for director should have certain minimum qualifications, including experience in one or more of the following:

•	business or management for complex and large consolidated companies or other complex and large institutions;

•	accounting or finance for complex and large consolidated companies or other complex and large institutions;

•	leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;

•	the telecommunications industry; and

•	other significant and relevant areas deemed by the Nominating and Governance Committee to be valuable to Qwest.

Directors also should possess:

•	significant experience in their respective fields of endeavor;

•	useful knowledge, background and judgment; and

•	the commitment to learn Qwest’s business.

The Nominating and Governance Committee evaluates candidates for the Board on the basis of the process and standards set forth in its charter and in our Guidelines on Significant Governance Issues. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms (to whom we pay a fee), stockholders or other persons.

The Nominating and Governance Committee will consider nominees recommended by our stockholders. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit a recommendation in writing to our Corporate Secretary at our principal executive office, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. The Nominating and Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria set forth above, in the case of director candidates recommended by stockholders. The Nominating and Governance Committee considers recommendations for director candidates periodically.

Finance Committee. The purpose of the Finance Committee is, among other things, to review and evaluate our financial needs, to approve the issuance of debt and equity securities and to oversee the administration of our trust funds. The Finance Committee also makes recommendations to our Board and management regarding financial policies and objectives. Charles L. Biggs (Chairperson), Cannon Y. Harvey, Peter S. Hellman, Wayne W. Murdy and Frank P. Popoff are the members of the Finance Committee. During 2005, the Finance Committee met five times and acted once by unanimous written consent.

Executive Committee. The Executive Committee may exercise all the powers and authority of our Board in the management of Qwest, except as prohibited by the Delaware General Corporation Law. Philip F. Anschutz (Chairperson), Richard C. Notebaert and Frank P. Popoff make up our Executive Committee. The Executive Committee did not meet or act by unanimous written consent during 2005.

Director Compensation

Directors who are also our officers or employees do not receive the compensation described below for their service as a director. Mr. Notebaert is our only director who is also an officer or employee of Qwest.

On October 20, 2005, upon the recommendation of the Nominating and Governance Committee, the Board revised the compensation package for our non-employee directors. Our non-employee directors are entitled to the following compensation:

•	an annual cash retainer of $50,000; and

•	an annual stock option grant valued by us at $100,000.

In addition, our independent lead director and the director who chairs the Audit Committee are each paid an annual retainer of $20,000, and the directors who chair the other committees of the Board are each paid an annual retainer of $10,000. Our non-employee directors do not receive meeting participation fees unless there are more than 12 meetings of the Board or a particular committee during a calendar year, in which case non-employee directors will receive $1,500 for each additional in-person meeting attended (or $750 for each additional telephonic meeting) up to an annual aggregate amount of $25,000. Non-employee directors are entitled to reimbursement for their travel, lodging and other reasonable out-of-pocket expenses in connection with their attendance at Board, committee and stockholder meetings and for other reasonable expenses related to Board service such as continuing education.

Each newly appointed non-employee director receives an initial stock option grant valued by us at $120,000.

Non-employee directors may elect, on a quarterly basis, to receive their directors’ fees in cash or in shares of our common stock under our Equity Compensation Plan for Non-Employee Directors. In addition, non-employee directors may elect to defer their directors’ fees for an upcoming year pursuant to our Deferred Compensation Plan for Non-Employee Directors. A director’s election to defer fees must be made within 30 days of the director’s appointment to the Board (with respect to fees not yet earned) and thereafter on an annual basis in the calendar year before the calendar year in which the fees would otherwise be payable. We no longer match the fees deferred. As the fees would have been payable, we credit the director’s account with “phantom units,” which are held in a notational account. Each phantom unit represents a value equivalent to one share of our common stock and is subject to adjustment for cash dividends payable to our stockholders as well as stock dividends and splits, consolidations and the like that affect shares of our common stock outstanding. The account is ultimately distributed to the director when he or she ceases to be a director and is paid in the form of a lump-sum cash payment.

All options granted to our directors are granted pursuant to our Equity Incentive Plan and have an exercise price set by the Compensation and Human Resources Committee. Annual option grants to non-employee directors vest over four years at 25% per year. The initial option grants to non-employee directors vest in full after four years. The options generally terminate: (1) if not exercised by the tenth anniversary of the date they were granted; or (2) to the extent not vested, on the director’s removal or resignation from the Board. Generally, the options will fully vest upon a change in control, as described below under the caption “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of 13 directors. On February 28, 2006, Philip F. Anschutz and Cannon Y. Harvey notified us of their intention not to stand for reelection to our Board at the 2006 Annual Meeting. Immediately following the retirements of Messrs. Anschutz and Harvey from our Board at the time of the 2006 Annual Meeting, the size of our Board will be reduced to 11. In 2004, our Board proposed and stockholders approved an amendment to our Restated Certificate of Incorporation to declassify the Board. The approval of this amendment did not shorten the terms of our directors serving at the time of the amendment, including those elected at the 2004 Annual Meeting. As a result of the amendment, all but two of our continuing directors will stand for election at the 2006 Annual Meeting for terms that expire at our 2007 Annual Meeting, and beginning with our 2007 Annual Meeting all directors will stand for election annually. Any director appointed to the Board as a result of a newly created directorship or to fill a vacancy on the Board will hold office until the next annual meeting. We have nominated the following nine persons to serve as directors: (1) Linda G. Alvarado; (2) Charles L. Biggs; (3) R. David Hoover; (4) Patrick J. Martin; (5) Caroline Matthews; (6) Wayne W. Murdy; (7) Richard C. Notebaert; (8) Frank P. Popoff; and (9) James A. Unruh. Ms. Alvarado and Messrs. Notebaert and Popoff were previously elected for current terms that expire at the 2006 Annual Meeting. Ms. Matthews and Messrs. Biggs, Hoover, Martin, Murdy and Unruh were appointed by the Board and have not previously stood for election at an annual meeting. We retained a third-party search firm, Boardroom Consultants, to assist us with the identification and selection of the Board members appointed in 2004 and 2005. Each nominee for director named above will, if elected, continue in office until our next annual meeting and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement.

The persons named in the proxy card and the telephone and Internet voting systems intend to vote your shares FOR the election of each of the nine nominees for director named above, unless you indicate on your proxy card or in the telephone or Internet voting systems that your vote should be WITHHELD for one or more of the nominees. Each of the nominees has consented to be named as a nominee in this proxy statement, and we expect that each of the nominees for director named above will be able to serve if elected. If any nominee is unavailable for election, the person named in the proxy card, or his nominee or substitute, will vote your shares FOR the election of a substitute nominee proposed by the Board. The nine persons receiving the highest number of votes will be elected.

Board of Directors

Below you can find information, including biographical information, about the members of our Board of Directors:

Name	Age(1)	Year Began as Director	Year Term Expires(2)	Audit Committee Member	Compensation and Human Resources Committee Member	Nominating and Governance Committee Member	Finance Committee Member	Executive Committee Member
Richard C. Notebaert(3)	58	2002	2006					x
Linda G. Alvarado	54	2000	2006		x
Philip F. Anschutz	66	1993	2006		x			Chair
Charles L. Biggs	65	2004	2006	x	x	x	Chair
K. Dane Brooksher	67	2004	2007	Chair		x
Cannon Y. Harvey	65	1996	2006			x	x
Peter S. Hellman	56	2000	2007	x			x
R. David Hoover	60	2005	2006			x
Patrick J. Martin	65	2005	2006			Chair
Caroline Matthews	46	2005	2006	x
Wayne W. Murdy	61	2005	2006				x
Frank P. Popoff	70	2000	2006		x		x	x
James A. Unruh	65	2005	2006		Chair

(1)	As of March 27, 2006.
(2)	The term for persons elected at the 2006 Annual Meeting as Directors will expire in 2007. As noted above, Messrs. Anschutz and Harvey have notified us of their intention not to stand for reelection at the 2006 Annual Meeting.
(3)	Under the terms of Mr. Notebaert’s amended and restated employment agreement dated August 19, 2004, we have agreed that, during the term of the agreement and while Mr. Notebaert is employed by us, we will use our best efforts to cause him to be appointed as one of our directors and to include him in the Board’s slate of nominees for election as a director at annual meetings of our stockholders and will recommend to our stockholders that he be elected as a director. Mr. Notebaert’s employment agreement is described more fully below under “Employment Contracts and Termination of Employment and Change-In-Control Arrangements.”

Richard C. Notebaert has been our Chairman and Chief Executive Officer since June 2002. From August 2000 to June 2002, Mr. Notebaert was President and Chief Executive Officer of Tellabs, a communications equipment provider. Prior to that, Mr. Notebaert was Chairman and Chief Executive Officer of Ameritech Corporation from April 1994 to December 1999, and, in his 30-year career with that organization, had numerous other appointments including President of Ameritech Mobile Communications (1986), President of Indiana Bell (1989), President of Ameritech Services (1992), and President and Chief Operating Officer (1993) of Ameritech Corporation. Ameritech Corporation is a telecommunications provider that was acquired by SBC Communications Inc. in 1999. Mr. Notebaert currently serves as a director of Aon Corporation and Cardinal Health, Inc. Mr. Notebaert received a bachelor of arts degree in 1969 and an M.B.A. in 1983, both from the University of Wisconsin.

Linda G. Alvarado has been President and Chief Executive Officer of Alvarado Construction, Inc., a commercial and industrial general contractor, construction management, design and build, development and property management company, since 1978. Ms. Alvarado currently serves as a director of 3M Company, Pepsi Bottling Group, Lennox International and Pitney Bowes, Inc. Ms. Alvarado earned a bachelor’s degree from Pomona College.

Philip F. Anschutz is our founder and served as non-executive Chairman of the Board until June 2002. He has been a director and Chairman of the Board of Anschutz Company, our largest stockholder, for more than five years. Anschutz Company is a holding company for Anschutz’s portfolio of companies with holdings in energy, transportation, media, communications, professional sports, agriculture, entertainment and real estate. Mr. Anschutz is the non-executive Vice Chairman and a director of Union Pacific Corporation, and is a director of Regal Entertainment Group. Mr. Anschutz holds a bachelor’s degree in business from the University of Kansas.

Charles L. Biggs was a management consultant with Deloitte & Touche, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in November 2002. At Deloitte, Mr. Biggs held various management positions, including National Director of Strategy Services for Deloitte’s strategy arm and Chairman of Deloitte/Holt Value Associates. Mr. Biggs currently serves as a director of Standard Parking Corporation. Mr. Biggs earned a bachelor’s degree in industrial management from Kent State University.

K. Dane Brooksher is Chairman of ProLogis, a provider of distribution facilities and services, and has served as a member of its Board of Trustees since November 1993. Mr. Brooksher served as Chairman and Chief Executive Officer of ProLogis from March 1999 to December 2004 and Co-Chairman and Chief Operating Officer of ProLogis from November 1993 to March 1999. Before joining ProLogis, Mr. Brooksher spent more than 32 years with KPMG Peat Marwick (now KPMG LLP), an independent public accounting firm. Mr. Brooksher currently serves as a director of ProLogis, Pactiv Corporation, CarrAmerica Realty Corporation and Cass Information Systems, Inc. Mr. Brooksher earned a bachelor’s degree from the College of William and Mary.

Cannon Y. Harvey has been President and Chief Operating Officer of Anschutz Company and The Anschutz Corporation since December 1996. Anschutz Company is the parent company of The Anschutz Corporation and is a holding company for Anschutz’s portfolio of companies with holdings in energy, transportation, media, communications, professional sports, agriculture, entertainment and real estate. From February 1995 until September 1996, he served as Executive Vice President, Finance and Law of Southern Pacific. From March 1989 to February 1995, he held several senior positions at Southern Pacific, including General Counsel. Before joining Southern Pacific, Mr. Harvey was a partner in the law firm of Holme Roberts & Owen LLP for more than 20 years. Mr. Harvey earned a bachelor’s degree from the University of Missouri. He also earned a master’s degree from Harvard University and an LL.B. degree from Harvard Law School.

Peter S. Hellman has been President of Nordson Corporation, a designer, manufacturer and marketer of industrial equipment, since 2004, Chief Financial and Administrative Officer of that entity since 2000 and a director of that entity since 2001. Mr. Hellman was the President and Chief Operating Officer and a director of TRW Inc. from 1995 to 1999, the Assistant President of TRW from 1994 to 1995, and Chief Financial Officer of TRW from 1991 to 1994. Mr. Hellman held a variety of positions with BP America from 1979 to 1989 and The Irving Trust Company from 1972 to 1979. Mr. Hellman currently serves as a director of Baxter International Inc. Mr. Hellman earned a bachelor’s degree from Hobart College and an M.B.A. from Case Western Reserve University.

R. David Hoover has held various management positions with Ball Corporation, a provider of metal and plastic packaging, primarily for beverages and foods, and of aerospace and other technologies and services, since 1970, including Chairman since April 2002, Chief Executive Officer since January 2001 and President since January 2000. Mr. Hoover currently serves as a director of Ball, Energizer Holdings, Inc. and Irwin Financial Corporation. Mr. Hoover received a bachelor’s degree from DePauw University and an M.B.A. from Indiana University and completed the Advanced Management Program of the Harvard University Graduate School of Business.

Patrick J. Martin was Chairman, President and Chief Executive Officer of Storage Technology Corporation, a designer, manufacturer and marketer of tape drives and automated cartridge libraries, disk arrays and network management and backup software, from July 2000 to August 2005. He held various management positions with Xerox Corporation from 1977 to 2000, including, among others, president of Xerox’s North American Solutions Group and president of Xerox’s Office Document Products Division. Mr. Martin earned a bachelor’s degree from Iona College, a master’s degree and Ph.D. from George Washington University and a P.M.D. from Harvard University.

Caroline Matthews has served as President of Blue Cross and Blue Shield of Georgia, a health insurance provider, since December 2004. Ms. Matthews served as President of Anthem Blue Cross and Blue Shield’s West Region from August 2004 to December 2004 and Chief Operating Officer of Anthem Blue Cross and Blue Shield’s West Region from January 2000 to August 2004. She held various positions with Anthem Inc. since 1988, including Co-Chief Information Officer from 1998 to 1999 and Chief Operating Officer and Chief Financial Officer of a former Anthem subsidiary from 1993 to 1997. Ms. Matthews currently serves as a director of the Georgia Chamber of Commerce, Atlanta Chamber of Commerce and Atlanta Development Authority. Ms. Matthews received a bachelor’s degree from Sheffield University in Yorkshire, England and an M.B.A. from Indiana University.

Wayne W. Murdy has held various management positions with Newmont Mining Corporation, a worldwide gold producer, since 1992, including Chairman since January 2002 and Chief Executive Officer since January 2001. Before joining Newmont Mining, Mr. Murdy spent 15 years serving in senior financial positions in the oil and gas industry, including positions with Apache Corporation and Getty Oil Company. He currently serves as a director of Newmont Mining and TransMontaigne Inc. Mr. Murdy earned a bachelor’s degree from California State University at Long Beach.

Frank P. Popoff was Chairman of The Dow Chemical Company, which manufactures chemical, plastic and agricultural products, from 1992 until his retirement in October 2000. From 1987 to 1995, Mr. Popoff served as the Chief Executive Officer of Dow. Mr. Popoff currently serves as a director of American Express Company, Shin-Etsu Chemical Co. Ltd. and United Technologies Corporation and is chairman of the board of directors of Chemical Financial Corporation. Mr. Popoff earned a bachelor’s degree in chemistry and an M.B.A. from Indiana University.

James A. Unruh has served as Principal of Alerion Capital Group, a merchant banking organization focused on private equity, since 1998. Mr. Unruh served as Chairman, President and Chief Executive Officer of Unisys Corporation from 1990 to 1997 and held various management positions with Unisys and its predecessors from 1980 to 1990, including, among others, President and Chief Operating Officer and Executive Vice President. Mr. Unruh currently serves as a director of CSG Systems International, Inc., Prudential Financial, Inc. and Tenet Healthcare Corporation. He earned a bachelor’s degree from Jamestown College and an M.B.A. from the University of Denver.

Recommendation of our Board of Directors

The Board of Directors recommends that you vote FOR each of the director nominees named above. Proxies will be voted FOR each of the director nominees named above unless you otherwise specify in the proxy.

EXECUTIVE OFFICERS AND MANAGEMENT

Below you can find information, including biographical information, about our current executive officers (other than Mr. Notebaert, whose biographical information appears above):

Name	Age(1)	Position
Oren G. Shaffer	63	Vice Chairman and Chief Financial Officer
Barry K. Allen	57	Executive Vice President, Operations
Richard N. Baer	48	Executive Vice President, General Counsel and Corporate Secretary
Paula Kruger	56	Executive Vice President, Mass Markets Group
Thomas E. Richards	51	Executive Vice President, Business Markets Group
John W. Richardson	61	Senior Vice President – Finance and Controller

(1)	As of March 27, 2006.

Oren G. Shaffer has been our Vice Chairman and Chief Financial Officer since July 2002. Prior to joining Qwest, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, a maker of optical products, beginning in 2000. From 1994 to 1999, he was Chief Financial Officer of Ameritech Corporation, a telecommunications provider that was acquired by SBC Communications Inc. in 1999. He has also served as President of Virgo Cap Inc., an investment firm, and from 1968 to 1992 in various positions (including Executive Vice President, Chief Financial Officer and director) at Goodyear Tire & Rubber Co. Mr. Shaffer serves on the boards of directors of Belgacom SA, the Daiwa family of mutual funds and Intermec, Inc. He holds a bachelor of science degree in business administration from the University of California at Berkeley and an M.S. degree in management from the Massachusetts Institute of Technology.

Barry K. Allen has served as our Executive Vice President, Operations, since March 2004. From August 2002 to March 2004, Mr. Allen served as our Executive Vice President and Chief Human Resources Officer. From August 2000 to August 2002, Mr. Allen was President of Allen Enterprises, LLC, a private equity investment and management company he founded. From 1995 to July 2000, Mr. Allen was Executive Vice President of Ameritech Corporation, a telecommunications provider. Mr. Allen serves on the boards of directors of Harley Davidson Inc. and the Fiduciary Management, Inc. family of mutual funds. Mr. Allen received a bachelor of arts degree from the University of Kentucky and an M.B.A. from Boston University.

Richard N. Baer has been our Executive Vice President, General Counsel and Corporate Secretary since December 2002. Mr. Baer, who joined Qwest in 2001, served as our Deputy General Counsel from January 2001 to July 2002 and as Special Legal Counsel to our Chairman and CEO from July 2002 to December 2002. From 1998 to December 2000, Mr. Baer was chairman of the litigation department at the Denver law firm of Sherman & Howard. Mr. Baer received his bachelor of arts degree from Columbia University in 1979 and his juris doctor degree from Duke University in 1983.

Paula Kruger has served as our Executive Vice President, Mass Markets Group, since September 2003. From December 2001 to September 2003, Ms. Kruger served as President of the Customer Relationship Management service line at Electronic Data Systems Corporation, a technology company. From September 1999 to January 2002, Ms. Kruger was a search consultant for Taylor Winfield and for Heidrick & Struggles, both executive search firms. From March 1997 to September 1999, Ms. Kruger served as Executive Vice President of Operations at Excel Communications, Inc., a provider of integrated media communications. Ms. Kruger currently serves as a director of Technology Solutions Company. Ms. Kruger earned a bachelor of arts degree in economics from C.W. Post—Long Island University and an M.B.A. from C.W. Post—Roth Graduate School of Business.

Thomas E. Richards has been our Executive Vice President, Business Markets Group, since April 2005. From January 2004 to March 2005, Mr. Richards worked periodically as an independent consultant. From January 2000 to December 2003, Mr. Richards was Chairman, President and Chief Executive Officer of Clear Communications, Inc., a supplier of optical and digital network management software. Prior to joining Clear Communications, Mr. Richards was Executive Vice President of the Communications and Information Products Sector at Ameritech Corporation, a telecommunications provider, and held various executive positions at Bell Atlantic Corporation, another telecommunications provider. Mr. Richards received a bachelor of arts degree from the University of Pittsburgh and an M.S. degree in management from the Massachusetts Institute of Technology.

John W. Richardson has served as our Controller and Senior Vice President since April 2003 and was designated our chief accounting officer in April 2004. From October 2002 to April 2003, Mr. Richardson was an independent consultant. From 1967 to October 2002, Mr. Richardson held various financial positions at the Goodyear Tire & Rubber Company, the world’s largest tire manufacturer, including most recently Vice President of Finance for the North American tire business unit. Mr. Richardson currently serves as a director of Ashworth, Inc. Mr. Richardson received his B.B.A. degree from Ohio University.

CERTAIN TRANSACTIONS AND LEGAL PROCEEDINGS

Certain Transactions

We provide telephone and related services from time to time in the ordinary course of business to companies affiliated with several of our directors and holders of more than 5% of our common stock. We believe the terms of these transactions are equally favorable to us as the terms we could receive from an independent third party.

See “Compensation Committee Interlocks and Insider Participation” on page 37 of this proxy statement for descriptions of certain relationships and transactions between us and Mr. Anschutz, Anschutz Company or one or more of their affiliates.

Legal Proceedings

We are a defendant in the securities actions described below. Plaintiffs in these actions have variously alleged, among other things, that we violated federal and state securities laws, engaged in fraud, civil conspiracy and negligent misrepresentation, and breached fiduciary duties owed to investors and current and former employees. Other defendants in these actions include some of our current directors.

•	Consolidated securities action. Twelve putative class actions purportedly brought on behalf of purchasers of our publicly traded securities between May 24, 1999 and February 14, 2002 have been consolidated into a consolidated securities action pending in federal district court in Colorado. The first of these actions was filed on July 27, 2001. Plaintiffs allege, among other things, that defendants issued false and misleading financial results and made false statements about our business and investments, including making materially false statements in certain of our registration statements. The most recent complaint in this matter seeks unspecified compensatory damages and other relief. However, counsel for plaintiffs indicated that the putative class would seek damages in the tens of billions of dollars. The SPA action described below has also been consolidated with the consolidated securities action.

On November 23, 2005, we, certain other defendants, and the putative class representatives entered into and filed with the federal district court in Colorado a Stipulation of Partial Settlement that, if implemented, will settle the consolidated securities action against us and certain other defendants. On January 5, 2006, the federal district court in Colorado issued an order (1) preliminarily approving the proposed settlement, (2) setting a hearing for May 19, 2006 to consider final approval of the proposed settlement, and (3) certifying a class, for settlement purposes only, on behalf of purchasers of our publicly traded securities between May 24, 1999 and July 28, 2002.

Under the proposed settlement agreement, we would pay a total of $400 million in cash—$100 million of which was paid 30 days after preliminary approval of the proposed settlement by the federal district court in Colorado, $100 million of which would be paid 30 days after final approval of the settlement by the court, and $200 million of which would be paid on January 15, 2007, plus interest at 3.75% per annum on the $200 million between the date of final approval by the court and the date of payment.

If approved, the proposed settlement agreement will settle the individual claims of the class representatives and the claims of the class they represent against us and all defendants in the consolidated securities action, except Joseph Nacchio, our former chief executive officer, and Robert Woodruff, our former chief financial officer. (The non-class action brought by SPA that is consolidated for certain purposes with the consolidated securities action is not part of the settlement.) As part of the proposed settlement, we would receive $10 million from Arthur Andersen LLP, which would also be released by the class representatives and the class they represent, which will offset $10 million of the $400 million that would be payable by us.

The proposed settlement agreement is subject to a number of conditions and future contingencies. Among others, it (i) requires final court approval; (ii) provides plaintiffs with the right to terminate the settlement if the $250 million we previously paid to the SEC in settlement of its investigation against us is not distributed to the class members; (iii) provides us with the right to terminate the settlement if class members representing more than a specified amount of alleged securities losses elect to opt out of the settlement; (iv) provides us with the right to terminate the settlement if we do not receive adequate protections for claims relating to substantive liabilities of non-settling defendants; and (v) is subject to review on appeal even if the district court were finally to approve it. Any lawsuits that may be brought by parties opting out of the settlement will be vigorously defended regardless of whether the settlement described herein is consummated. No parties admit any wrongdoing as part of the proposed settlement.

•	ERISA actions. Seven putative class actions purportedly brought on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans, or the Plan, from March 7, 1999 until January 12, 2004 have been consolidated into a consolidated action in federal district court in Colorado. These suits also purport to seek relief on behalf of the Plan. The first of these actions was filed in March 2002. Plaintiffs assert breach of fiduciary duty claims against us and others under the Employee Retirement Income Security Act of 1974, as amended, alleging, among other things, various improprieties in managing holdings of our stock in the Plan. Plaintiffs seek damages, equitable and declaratory relief, along with attorneys’ fees and costs and restitution. Counsel for plaintiffs has indicated that the putative class will seek billions of dollars of damages. A non-class action alleging similar claims was filed in the federal district court in Montana in June 2003 and was later transferred to federal district court in Colorado.

•	Colorado action. A putative class action purportedly brought on behalf of purchasers of our stock between June 28, 2000 and June 27, 2002 and owners of U S WEST, Inc. stock on June 28, 2000 is pending in Colorado in the District Court for the County of Boulder. This action was filed on June 27, 2002. Plaintiffs allege, among other things, that the defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish the U S WEST/Qwest merger, to make us appear successful and to inflate the value of our stock. Plaintiffs seek unspecified monetary damages, disgorgement of illegal gains and other relief.

•	New Jersey action. An action by the State of New Jersey (Treasury Department, Division of Investment), or New Jersey, is pending in the New Jersey Superior Court, Mercer County. This action was filed on November 27, 2002. New Jersey alleges, among other things, that defendants caused our stock to trade at artificially inflated prices by employing improper accounting practices and by issuing false statements about our business, revenue and profits, and contends that it incurred hundreds of millions of dollars in losses. Among other requested relief, New Jersey seeks from the defendants, jointly and severally, compensatory, consequential, incidental and punitive damages.

•	CalSTRS action. An action by the California State Teachers’ Retirement System, or CalSTRS, is pending in the Superior Court of the State of California in and for the County of San Francisco. This action was filed on December 10, 2002. CalSTRS alleges, among other things, that defendants engaged in a scheme that falsely inflated our revenues and decreased our expenses so that we would appear more successful than we actually were during the period in which CalSTRS purchased our securities, and CalSTRS asserts that defendants’ actions caused it to lose in excess of $150 million invested in our equity and debt securities. Plaintiff seeks compensatory, special and punitive damages, restitution, pre-judgment interest and costs.

•	SPA action. An action by Stichting Pensioenfonds ABP, or SPA, is pending in federal district court in Colorado. This action was filed on February 9, 2004. SPA alleges, among other things, that defendants created a false perception of our revenue and growth prospects and that its losses from investments in our securities are in excess of $100 million. SPA seeks, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, attorneys’ fees and costs.

•	NYC Funds action. An action by a number of New York City pension and retirement funds, or NYC Funds, is pending in federal district court in Colorado. This action was filed on September 22, 2004. NYC Funds allege, among other things, that defendants created a false perception of our revenue and growth prospects and that their losses from investments in our securities are in excess of $300 million. NYC Funds seek, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, attorneys’ fees and costs.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

The following table summarizes for the periods indicated the compensation paid to or accrued for the benefit of our Chief Executive Officer and our next four most highly compensated executive officers (collectively referred to herein as our “named executive officers”). The position identified in the table for each person is his or her current position with us.

SUMMARY COMPENSATION TABLE

							Long Term Compensation
		Annual Compensation					Awards			Payouts
Name/Position	Year	Salary(1)	Bonus(1)		Other Annual Compensation(2)		Restricted Stock Awards		Number of Securities Underlying Options	LTIP Payouts	All Other Compensation
Richard C. Notebaert Chairman and Chief Executive Officer	2005	$1,100,000	$3,150,000		$1,090,635	(3)	$4,150,000	(4)	2,000,000	—	$14,556	(5)
	2004	$1,100,000	$2,970,000		$572,238	(3)	—		1,925,000	—	$14,256
	2003	$1,100,000	$2,925,000		$878,412	(3)	—		2,000,000	—	$14,256

Oren G. Shaffer Vice Chairman and Chief Financial Officer	2005	$800,000	$1,800,000		$84,202	(6)	$2,593,750	(7)	1,000,000	—	$15,408	(8)
	2004	$800,000	$1,680,000		$88,516	(6)	—		800,000	—	$15,108
	2003	$800,000	$2,338,800		$121,492	(6)	—		650,000	—	$15,108

Barry K. Allen Executive Vice President—Operations(9)	2005	$670,000	$1,105,500		$142,170	(10)	—		800,000	—	$11,228	(11)
	2004	$618,173	$1,109,110		$125,792	(10)	—		670,000	—	$9,034

Richard N. Baer Executive Vice President, General Counsel and Corporate Secretary	2005	$550,000	$990,000		$57,454	(13)	—		650,000	—	$3,741	(14)
	2004	$500,000	$900,000		$67,255	(13)	—		375,000	—	$3,568
	2003	$500,000	$1,162,625	(12)	$58,036	(13)	—		—	—	$3,096

Paula Kruger Executive Vice President, Mass Markets Group(15)	2005	$432,308	$449,034		$57,130	(16)	—		540,000	—	$9,138	(17)
	2004	$400,000	$362,112		$146,753	(16)	—		300,000	—	$7,518
	2003	$130,769	$127,263		$60,557	(16)	—		350,000	—	$3,697

(1)	Amounts shown include salary or bonus earned by each of the named executive officers. Salary and bonus amounts reported for each year have been adjusted to (a) include amounts earned with respect to performance in the year shown but paid in the following year, and (b) exclude amounts earned with respect to performance in the previous year but paid in the year shown.
(2)	Amounts shown include the value of perquisites and other personal benefits for the named executive officer in the year indicated. Flexible benefits paid to the named executive officers are cash payments made at the beginning of the year in lieu of various perquisites commonly paid to executive officers. Named executive officers are not required to apply these payments to any particular purpose. Amounts shown for Messrs. Notebaert, Shaffer, Allen and Baer also include the incremental cost to us for personal use of corporate aircraft. Incremental cost is calculated based on variable operating cost, which includes fuel, oil, regularly scheduled maintenance (including major engine and airframe overhaul), travel expenses for flight crew, catering, landing fees, en route storage and hangar fees, customs and foreign permit charges. Fixed costs are excluded.
(3)	Amount for 2005 includes incremental cost for personal use of corporate aircraft of $462,498, $75,000 in flexible benefits paid to Mr. Notebaert, imputed income for financial consulting services of $54,943, imputed income for personal assistant and related office expenses of $49,652 and aggregate tax gross-ups of $437,392; amount for 2004 includes incremental cost for personal use of corporate aircraft of $189,296, $75,000 in flexible benefits paid to Mr. Notebaert, imputed income for financial consulting services of $74,336, imputed income for personal assistant and related office expenses of $46,841 and aggregate tax gross-ups of $180,070; and amount for 2003 includes incremental cost for personal use of corporate aircraft of $377,232, $75,000 in flexible benefits paid to Mr. Notebaert, imputed income for financial consulting services of $96,759, imputed income for personal assistant and related office expenses of $47,132 and aggregate tax gross-ups of $275,029.
(4)	The dollar amount shown equals the number of shares of restricted stock granted (1,000,000) multiplied by the stock price on the grant date ($4.15). The valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. The number and dollar value of shares of restricted stock held by Mr. Notebaert on December 31, 2005, based on the closing price of our common stock on December 30, 2005 ($5.65 per share), were: 1,000,000 shares and $5,650,000. The restricted stock awards vest 100% on December 31, 2006, provided that Mr. Notebaert is employed by us on such date. Dividends are paid on all shares of our restricted stock at the same rate as on our unrestricted shares.

(5)	Amount includes 401(k) company matching contributions of $6,300 and imputed income on life insurance policy of $8,256.
(6)	Amount for 2005 includes incremental cost for personal use of corporate aircraft of $3,718, $50,000 in flexible benefits paid to Mr. Shaffer and aggregate tax gross-ups of $27,844; amount for 2004 includes incremental cost for personal use of corporate aircraft of $8,301, $50,000 in flexible benefits paid to Mr. Shaffer and aggregate tax gross-ups of $27,575; and amount for 2003 includes incremental cost for personal use of corporate aircraft of $43,277, $50,000 in flexible benefits paid to Mr. Shaffer and aggregate tax gross-ups of $24,725.
(7)	The dollar amount shown equals the number of shares of restricted stock granted (625,000) multiplied by the stock price on the grant date ($4.15). The valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. The number and dollar value of shares of restricted stock held by Mr. Shaffer on December 31, 2005, based on the closing price of our common stock on December 31, 2005 ($5.65 per share), were: 625,000 shares and $3,531,250. The restricted stock awards vest 100% on December 31, 2006, provided that Mr. Shaffer is employed by us on such date. Dividends are paid on all shares of our restricted stock at the same rate as on our unrestricted shares.
(8)	Amount includes 401(k) company matching contributions of $6,300 and imputed income on life insurance policy of $9,108.
(9)	Mr. Allen became an executive officer in March 2004.
(10)	Amount for 2005 includes incremental cost for personal use of corporate aircraft of $61,659, $50,000 in flexible benefits paid to Mr. Allen and aggregate tax gross-ups of $28,301; and amount for 2004 includes incremental cost for personal use of corporate aircraft of $46,782, $50,000 in flexible benefits paid to Mr. Allen and aggregate tax gross-ups of $27,577.
(11)	Amount includes 401(k) company matching contributions of $6,300 and imputed income on life insurance policy of $4,928.
(12)	In May 2002, we entered into a retention agreement with Mr. Baer pursuant to which we paid Mr. Baer a cash retention bonus of $926,250 in consideration of his continued employment. In accordance with the terms of that agreement, the retention bonus was paid in three equal installments of $308,750, the third of which was paid in January 2003.
(13)	Amount for 2005 includes $35,000 in flexible benefits paid to Mr. Baer and aggregate tax gross-ups of $20,804; amount for 2004 includes incremental cost for personal use of corporate aircraft of $9,801, $35,000 in flexible benefits paid to Mr. Baer and aggregate tax gross-ups of $20,804; and amount for 2003 includes $35,000 in flexible benefits paid to Mr. Baer and aggregate tax gross-ups of $21,618.
(14)	Amount includes 401(k) company matching contributions of $2,481 and imputed income on life insurance policy of $1,260.
(15)	Ms. Kruger joined Qwest in September 2003.
(16)	Amount for 2005 includes $35,000 in flexible benefits paid to Ms. Kruger and aggregate tax gross-ups of $20,804; amount for 2004 includes $35,000 in flexible benefits paid to Ms. Kruger, reimbursement of moving expenses of $87,111 and aggregate tax gross-ups of $20,804; and amount for 2003 includes $11,667 in flexible benefits paid to Ms. Kruger, reimbursement of moving expenses of $41,945 and aggregate tax gross-ups of $6,945.
(17)	Amount includes 401(k) company matching contributions of $6,300 and imputed income on life insurance policy of $2,838.

Stock Option Grants

The following table provides details regarding the stock options that we granted in 2005 to each of our named executive officers:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to All Employees During 2005	Exercise Price	Expiration Date	Grant Date Valuation under the Black-Scholes Option Pricing Model(2)
Richard C. Notebaert	2,000,000	6.2%	$3.89	March 4, 2015	$5,327,620
Oren G. Shaffer	1,000,000	3.1%	$3.89	March 4, 2015	$2,663,810
Barry K. Allen	800,000	2.5%	$3.89	March 4, 2015	$2,131,048
Richard N. Baer	650,000	2.0%	$3.89	March 4, 2015	$1,731,477
Paula Kruger	290,000	0.9%	$3.89	March 4, 2015	$772,505
Paula Kruger	250,000	0.8%	$3.64	May 11, 2015	$620,157

(1)	On August 18, 2005, the Compensation and Human Resources Committee accelerated the vesting of all outstanding and unvested stock options that have an exercise price equal to or greater than $3.79, which was the closing market price of our common stock on such date. As a result of the acceleration, all options listed in this table are fully vested, except for the option covering 250,000 shares granted to Ms. Kruger, which option vests over four years at a rate of 25% per year and vests immediately upon a change in control of Qwest, as more fully described below under “Employment Contracts and Termination of Employment and Change-In-Control Arrangements.”

(2)	We used the following assumptions with the Black-Scholes option-pricing model to estimate the value of the option on the date of grant:

	Grant Date
	March 4, 2005	May 11, 2005
Risk-free interest rate	3.9%	3.8%
Expected dividend yield	0.0%	0.0%
Expected option life (years)	4.6	4.6
Expected stock price volatility	87.8%	88.0%

Each of our named executive officers received an option grant on March 4, 2005. In addition, Ms. Kruger received an option grant on May 11, 2005. Two of the more significant assumptions used in this estimate are the expected option life and the expected volatility, both of which we estimated based on historical information. These valuations do not represent our estimate or projection of future increases in the price of our common stock. The closing price of our common stock on March 27, 2006 was $6.95 per share.

Option Exercises and Holdings

The following table provides information for the named executive officers concerning options they exercised during 2005 and unexercised options they held at the end of 2005:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard C. Notebaert	—	—	9,925,000	1,000,000	$10,308,750	$2,210,000
Oren G. Shaffer	—	—	3,625,000	825,000	$8,563,250	$2,493,250
Barry K. Allen	—	—	1,895,000	250,000	$3,564,625	$705,625
Richard N. Baer	—	—	2,538,000	—	$2,489,750	—
Paula Kruger	—	—	940,000	250,000	$1,341,400	$502,500

(1)	Value is based on the last sales price of our shares of common stock on December 31, 2005 ($5.65), minus the per share exercise price of the unexercised options, multiplied by the number of shares represented by the unexercised options. The closing price of our common stock on March 27, 2006 was $6.95 per share.

Equity Compensation Plan Information

We currently maintain four compensation plans under which shares of our common stock are authorized for issuance to employees and non-employees: our Equity Incentive Plan; our Employee Stock Purchase Plan; our Nonqualified Employee Stock Purchase Plan and our Equity Compensation Plan for Non-Employee Directors. Our Equity Incentive Plan and Employee Stock Purchase Plan have been approved by our stockholders. Our Nonqualified Employee Stock Purchase Plan and our Equity Compensation Plan for Non-Employee Directors, each of which is described in more detail below, have not been approved by our stockholders. The following table provides information as of December 31, 2005 about outstanding options and shares reserved for future issuance under these plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	134,940,049	$12.23	66,184,778	(2)
Equity compensation plans not approved by security holders	—	—	10,083,267	(3)

Total	134,940,049	$12.23	76,268,045

(1)	Includes 29,154,855 shares issuable upon the exercise of outstanding options we assumed in connection with acquisitions, including the U S WEST/Qwest merger. The weighted-average exercise price of these options is $30.16. We do not intend to grant any new options under the plans pursuant to which these options were originally granted.
(2)	Includes 50,015,992 shares available for future issuance under our Equity Incentive Plan and 16,168,786 shares available for future issuance under our Employee Stock Purchase Plan. The number of shares available for future issuance under our Equity Incentive Plan is based on a formula. Our Equity Incentive Plan provides that the maximum total number of shares that may be issued under our Equity Incentive Plan at any time is equal to 10% of the total number of shares that are issued and outstanding at such time (determined as of the close of trading on the NYSE on the trading day immediately preceding such time), reduced by the number of shares subject to outstanding awards granted under the Equity Incentive Plan and outstanding options granted under any other plan or arrangement of Qwest or a subsidiary of Qwest (excluding the Employee Stock Purchase Plan) at such time.
(3)	Includes 10,000,000 shares available for future issuance under our Nonqualified Employee Stock Purchase Plan and 83,267 shares available for future issuance under our Equity Compensation Plan for Non-Employee Directors.

In 1997, our Board adopted an Equity Compensation Plan for Non-Employee Directors, under which directors who are not officers or employees of Qwest may receive shares of our common stock. Under the plan, eligible directors may elect on a quarterly basis to receive any or all of their annual and meeting fees for that quarter in shares of our common stock. With respect to each quarter for which an election is made, the total number of shares granted to the electing director equals the amount of the director’s total annual and meeting fees divided by the fair market value of our common stock on the last business day of that quarter. Shares issued under the plan are to be issued as soon as practicable after the end of each quarter.

In 2002, our Board adopted a Nonqualified Employee Stock Purchase Plan; however, we have not commenced any offers nor issued any shares of our common stock under the plan. If used, any employee of Qwest, or any employee of a subsidiary of Qwest that adopts the plan with Qwest’s consent, will be entitled to participate in the plan. The Nonqualified Employee Stock Purchase Plan will provide eligible employees with an opportunity to purchase shares of our common stock. The maximum number of shares of common stock that may be purchased under the Nonqualified Employee Stock Purchase Plan is, in the aggregate, 10,000,000. Under the plan, offers to purchase common stock will be made on the first day of each calendar month and last for a period of one calendar month, unless otherwise determined by the Compensation and Human Resources Committee of our Board. An eligible employee may participate in any offer under the plan by authorizing payroll deductions of up to 15% of his or her base salary and commissions paid per pay period. Amounts withheld will be held for the credit of the participant as part of our general funds and will not accrue interest. On the last day of each calendar month, the entire account balance of a participating employee will be applied to purchase shares of our common stock at a purchase price equal to 85% of the fair market value of the common stock on the last trading day of that month. In no event, however, will an employee be permitted to purchase more than 20,000 shares of common stock through the plan in any single offer. Participants may not transfer shares of common stock purchased under the plan until after the last day of the sixth month following the month in which the shares were purchased. We have the right to terminate or amend the plan at any time. If not previously terminated by our Board, the plan will terminate on the date as of which participants have purchased a number of shares equal to or greater than the number of shares then subject to the plan.

Pension Plans

Executive officers are eligible to participate in the Qwest Pension Plan, as well as the Qwest Nonqualified Pension Plan, which authorizes the payment of benefits that may exceed the limits otherwise imposed under applicable tax and employee benefit regulations. Under these plans, an amount equal to 3% of each executive’s eligible pay (generally defined as the executive’s salary and bonus) is credited to a hypothetical account balance. At the end of each year, the hypothetical account balance is also credited with interest based on the average 30 year Treasury bond rate. When a participant terminates employment, the amount in the hypothetical account balance under the Qwest Pension Plan is converted to an annuity payable for the participant’s life and participants may choose an annuity or single lump sum payment. The benefit under the Nonqualified Pension Plan is payable in the form of a lump sum payment.

The following table sets forth the estimated lump sum benefits payable under the account balance formula in the Qwest Pension Plan and Qwest Nonqualified Pension Plan for each of our named executive officers assuming the executives continue to be employed at Qwest until age 65, interest credited to the account balances is 6% per year and each executive’s eligible compensation under these plans increases at the rate of 4% per year.

Name	Estimated Lump Sum Benefit Payable at Age 65 Under Qwest Account Balance Formula
Richard C. Notebaert	$1,852,000
Oren G. Shaffer	$513,000
Barry K. Allen	$972,000
Richard N. Baer	$2,579,000
Paula Kruger	$619,000

Pursuant to their employment agreements, Messrs. Notebaert, Shaffer and Allen will also receive additional pension benefits equal to the excess of the benefits calculated based on the applicable pension formulas that were in place when they left their previous employer, SBC Communications Inc., including the service they had at SBC, over the benefits they receive under the Qwest plans outlined above and the pension benefits they received from SBC. The following table sets forth the estimated lump sum value of these additional pension benefits assuming the executives continue to be employed at Qwest until age 65, interest rates are equal to 6% for calculating the lump sum and each executive’s eligible compensation increases at the rate of 4% per year.

Name	Estimated Lump Sum Benefit Payable at Age 65 Under the Provisions of Employment Contracts
Richard C. Notebaert	$15,091,000
Oren G. Shaffer	$4,427,000
Barry K. Allen	$10,420,000

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Employment Agreements

The following is a description of the terms and conditions of the employment agreements (including change-in-control provisions) we have with our named executive officers:

Richard C. Notebaert. Mr. Notebaert’s current base salary is $1,100,000 per year, and his current target bonus is 200% of his annual base salary. The terms of Mr. Notebaert’s employment are governed by an amended and restated employment agreement dated as of August 19, 2004 and amended as of October 21, 2005, December 16, 2005 and February 16, 2006. The agreement provides for Mr. Notebaert’s employment as Chairman and Chief Executive Officer of Qwest, and requires us to use our best efforts to include Mr. Notebaert in the Board’s slate of nominees for election as a director at our annual meetings. The term of the agreement is for two years beginning on June 17, 2002 and is automatically extended by twelve months on each anniversary of June 17, 2002 unless one party provides at least 90 days’ written notice of non-renewal to the other. The agreement provides for a base salary of $1,100,000 per year, subject to increase (but not decrease) on an annual basis by the Compensation and Human Resources Committee. Pursuant to the agreement, Mr. Notebaert’s target bonus will not be less than 150% of his base salary for the year, provided that we achieve the applicable financial and strategic objectives established for that year. Mr. Notebaert is entitled to receive options to purchase a minimum of 250,000 shares of our common stock each calendar year during the agreement term, together with additional options as may be authorized in the discretion of the Compensation and Human Resources Committee, with an exercise price equal to the closing price of our common stock on the applicable award date. Each of the option awards under the agreement vests in four equal installments on each of the first four anniversaries of the award.

Except with respect to the options and restricted stock granted to Mr. Notebaert on February 16, 2006 (the change-in-control provisions of which are described below under “Severance Agreements and Other Change in Control Arrangements”), to the extent not fully vested, on the earliest to occur of a change in control (as defined below), Mr. Notebaert’s termination by reason of his death or disability, termination of his employment by us without cause (as defined below), a constructive discharge of Mr. Notebaert, or non renewal by us of the agreement on any renewal date, all outstanding options will vest immediately. In the event Mr. Notebaert resigns or retires after December 31, 2006, his vested stock options (other than those options outstanding and in-the-money on October 21, 2005) may be exercised within six years of his resignation or retirement; provided, however, that such time extension for exercise is not viewed as a deferral of compensation under Section 409A of the Internal Revenue Code, as amended.

For purposes of Mr. Notebaert’s agreement, a “change in control” is defined as any of (i) the intentional acquisition by any person (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than Qwest, our subsidiaries, any person holding more than 15% of our outstanding common stock as of June 17, 2002 (a “15% Stockholder”), or any of our employee benefit plans, of 20% or more of the combined voting power of our then outstanding voting securities (provided also that this amount is greater than that held by any 15% Stockholder), or (ii) at any time during any period of two consecutive years, individuals who at the beginning of such period constitute our Board (and any new director whose election to the Board or whose nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election and nomination for election was previously so approved) (such individuals and any such new director are referred to as the “incumbent board”) cease for any reason to constitute a majority thereof, or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of our assets, unless the holders of our outstanding voting securities before the transaction still hold more than 50% of the combined voting power following the transaction, no person (other than any 15% Stockholder, the company resulting from the transaction or one of our benefit plans) holds 20% or more of the voting power of the resulting company and at least a majority of the board members of the resulting company served on our Board prior to the transaction, or (iv) approval by our stockholders of a complete liquidation or dissolution of Qwest; “cause” is defined as conviction of a felony or any crime involving moral turpitude, or a reasonable determination by two-thirds of our directors, after provision of notice and opportunity to be heard, that the executive has willfully and continuously failed to substantially perform his duties or has engaged in gross neglect or gross misconduct resulting in material harm to Qwest; and “constructive discharge” means a reduction in the executive’s compensation below levels provided for in the agreement, removal of the executive from the positions provided for in the agreement (including the failure of Mr. Notebaert to be nominated or reelected to our Board), any action by us that results in a significant diminution of the executive’s authority, any failure by us to obtain a satisfactory agreement from our successor or assignee to honor our obligations under the agreement, a breach by us of our material obligations under the agreement that is not cured within 30 days, or the occurrence of a change in control.

Mr. Notebaert is also entitled under the agreement to be provided with health and other employee benefits, fringe benefits and perquisites on the same basis as provided to our other senior executives. Mr. Notebaert’s benefits also include: use of corporate aircraft (including tax gross-up); pension benefits (including the additional pension benefits described under “Pension Plans” above); business club memberships (including tax gross-up); home security (including tax gross-up); financial planning (including tax gross-up); and a private office, an executive assistant, telephone services and appropriate office computer and other equipment (including tax gross-up). In addition, following the termination of his employment for any reason other than cause and only for so long as he fulfills certain non-competition and non-solicitation covenants, Mr. Notebaert is entitled to payment of costs for continued financial planning, a private office, an executive assistant, telephone services and appropriate office computer and other equipment for the rest of his life (including tax gross-up).

If Mr. Notebaert’s employment terminates for any reason other than for cause, he is entitled to receive his target bonus for the prior year if such bonus has not already been paid. In addition, Mr. Notebaert is entitled to receive a pro-rated annual bonus for the year of termination and the sum of two years’ base salary and annual bonus at the then-current rate if (i) on or before December 31, 2006 he is terminated without cause, resigns for constructive discharge, or is notified by us of our decision not to renew the agreement upon any expiration date, (ii) after December 31, 2006 his employment terminates for any reason other than for cause, or (iii) at any time his employment terminates by reason of death or disability. However, if Mr. Notebaert is terminated without cause, resigns for constructive discharge, or is notified by us of our decision not to renew the agreement upon any expiration date within two years after a change in control, Mr. Notebaert is entitled to receive (i) pension benefits calculated as if he had two additional years of service at his then-current rate and were two years older and (ii) a pro-rated annual bonus for the year of termination and the sum of three years’ base salary and annual bonus at the then-current rate. Mr. Notebaert is also entitled to reimbursement for any excise taxes to which he may be subject in connection with amounts or benefits he receives under the agreement.

We have agreed to indemnify Mr. Notebaert to the fullest extent permitted or authorized by law against all liabilities and expenses incurred in any proceeding, and to advance reasonable expenses incurred by

Mr. Notebaert in the defense of or participation in any proceeding, to which Mr. Notebaert is a party because of his service to us.

Mr. Notebaert has agreed that for two years following the termination of his employment for any reason, he will not directly or indirectly (i) engage in any business which is in direct competition with our business or any of our subsidiaries in the telecommunications business, (ii) hire any person who was employed by us or our subsidiaries or affiliates in a non-clerical professional position within the six month period preceding the date of hire or (iii) solicit any person doing business with us or our subsidiaries or affiliates to terminate such relationship.

Oren G. Shaffer. Mr. Shaffer’s current base salary is $824,000 per year, and his current target bonus is 150% of his annual base salary. The terms of Mr. Shaffer’s employment are governed by an amended and restated employment agreement dated as of August 19, 2004 and amended as of October 21, 2005, December 16, 2005 and February 16, 2006. The agreement provides for Mr. Shaffer’s employment as Vice Chairman and Chief Financial Officer of Qwest. The term of the agreement is for two years beginning on July 8, 2002 and is automatically extended by twelve months on each anniversary of July 8, 2002 unless one party provides at least 90 days’ written notice of non-renewal to the other. The agreement provides for a base salary of $800,000 per year, subject to increase (but not decrease) on an annual basis by the Compensation and Human Resources Committee. Pursuant to the agreement, Mr. Shaffer’s target bonus will not be less than 150% of his base salary for the year, provided that we achieve the applicable financial and strategic objectives established for that year.

Except with respect to the options and restricted stock granted to Mr. Shaffer on February 16, 2006 (the change-in-control provisions of which are described below under “Severance Agreements and Other Change in Control Arrangements”), to the extent not fully vested, on the earliest of a change in control, Mr. Shaffer’s termination by reason of his death or disability, termination of his employment by us without cause, a constructive discharge of Mr. Shaffer, or non renewal by us of the agreement on any renewal date, all outstanding options and restricted stock will vest immediately. The definitions of change in control, cause and constructive discharge are identical to those in Mr. Notebaert’s agreement. In the event Mr. Shaffer resigns or retires after December 31, 2006, his vested stock options (other than those options outstanding and in-the-money on October 21, 2005) may be exercised within six years of his resignation or retirement; provided, however, that such time extension for exercise is not viewed as a deferral of compensation under Section 409A of the Internal Revenue Code, as amended.

Mr. Shaffer is also entitled under the agreement to be provided with health and other employee benefits, fringe benefits and perquisites on the same basis as provided to our other senior executives. Mr. Shaffer’s benefits also include pension benefits (including the additional pension benefits described under “Pension Plans” above). In addition, following the termination of his employment for any reason other than cause, Mr. Shaffer is entitled to payment of costs for a private office, an executive assistant, telephone services and appropriate office and computer equipment for a period of five years.

If Mr. Shaffer’s employment terminates for any reason other than for cause, he is entitled to receive his target bonus for the prior year if such bonus has not already been paid. In addition, Mr. Shaffer is entitled to receive a pro-rated annual bonus for the year of termination and the sum of two years’ base salary and annual bonus at the then-current rate if (i) on or before December 31, 2006 he is terminated without cause, resigns for constructive discharge, or is notified by us of our decision not to renew the agreement upon any expiration date, (ii) after December 31, 2006 his employment terminates for any reason other than for cause, or (iii) at any time his employment terminates by reason of death or disability. However, if Mr. Shaffer is terminated without cause, resigns for constructive discharge, or is notified by us of our decision not to renew the agreement upon any expiration date within two years after a change in control, Mr. Shaffer is entitled to receive (i) pension benefits calculated as if he had two additional years of service at his then-current rate and were two years older and (ii) a pro-rated annual bonus for the year of termination and the sum of three years’ base salary and annual bonus at the then-current rate. Mr. Shaffer is also entitled to reimbursement for any excise taxes to which he may be subject in connection with amounts or benefits he receives under the agreement.

We have agreed to indemnify Mr. Shaffer to the fullest extent permitted or authorized by law against all liabilities and expenses incurred in any proceeding, and to advance reasonable expenses incurred by Mr. Shaffer in the defense of or participation in any proceeding, to which Mr. Shaffer is a party because of his service to us.

Mr. Shaffer has agreed that for two years following the termination of his employment for any reason, he will not directly or indirectly (i) engage in any business which is in direct competition with our business or any of our subsidiaries in the telecommunications business, (ii) hire any person who was employed by us or our subsidiaries or affiliates in a non-clerical professional position within the six month period preceding the date of hire or (iii) solicit any person doing business with us or our subsidiaries or affiliates to terminate such relationship.

Barry K. Allen. Mr. Allen’s current base salary is $690,000 per year, and his current target bonus is 150% of his annual base salary. The terms of Mr. Allen’s employment are governed by an amended and restated employment agreement dated as of August 19, 2004. The agreement provides for Mr. Allen’s employment as Executive Vice President, Operations of Qwest. The term of the agreement is for two years beginning on August 5, 2002 and is automatically extended by twelve months on each anniversary of August 5, 2002 unless one party provides at least 90 days’ written notice of non-renewal to the other. The agreement provides for a base salary of $670,000 per year, subject to increase (but not decrease) on an annual basis by the Compensation and Human Resources Committee. Pursuant to the agreement, Mr. Allen’s target bonus will not be less than 150% of his base salary for the year, provided that we achieve the applicable financial and strategic objectives established for that year.

To the extent not fully vested, on the earliest of a change in control, Mr. Allen’s termination by reason of his death or disability, termination of his employment by us without cause, a constructive discharge of Mr. Allen, or non renewal by us of the agreement on any renewal date, all outstanding options and restricted stock will vest immediately. The definitions of change in control, cause and constructive discharge are identical to those in Mr. Notebaert’s agreement.

Mr. Allen is also entitled under the agreement to be provided with health and other employee benefits, fringe benefits and perquisites on the same basis as provided to our other senior executives. Mr. Allen’s benefits also include pension benefits (including the additional pension benefits described under “Pension Plans” above). In addition, following the termination of his employment for any reason other than cause, Mr. Allen is entitled to payment of costs for a private office, an executive assistant, telephone services and appropriate office and computer equipment for a period of five years.

If Mr. Allen is terminated without cause, resigns for constructive discharge, or is notified by us of our decision not to renew the agreement upon any expiration date, he is entitled to receive a pro-rated annual bonus for the year of termination and the sum of two years’ base salary and annual bonus at the then-current rate. However, if such termination, resignation or notification of non-renewal occurs within two years after a change in control, Mr. Allen is entitled to receive (i) pension benefits calculated as if he had two additional years of service at his then-current rate and were two years older and (ii) a pro-rated annual bonus for the year of termination and the sum of three years’ base salary and annual bonus at the then-current rate. Mr. Allen is also entitled to reimbursement for any excise taxes to which he may be subject in connection with amounts or benefits he receives under the agreement.

We have agreed to indemnify Mr. Allen to the fullest extent permitted or authorized by law against all liabilities and expenses incurred in any proceeding, and to advance reasonable expenses incurred by Mr. Allen in the defense of or participation in any proceeding, to which Mr. Allen is a party because of his service to us.

Mr. Allen has agreed that for two years following the termination of his employment for any reason, he will not directly or indirectly (i) engage in any business which is in direct competition with our business or any of our subsidiaries in the telecommunications business, (ii) hire any person who was employed by us or our subsidiaries or affiliates in a non-clerical professional position within the six month period preceding the date of hire or (iii) solicit any person doing business with us or our subsidiaries or affiliates to terminate such relationship.

Richard N. Baer. Mr. Baer’s current base salary is $605,000 per year, and his current target bonus is 150% of his annual base salary. Other terms of Mr. Baer’s employment are governed by a severance agreement dated July 21, 2003 and amended as of December 15, 2005, which is described below under “Severance Agreements and Other Change in Control Arrangements.”

Paula Kruger. Ms. Kruger’s current base salary is $472,500 per year, and her current target bonus is 100% of her annual base salary. Pursuant to letter agreements dated August 20, 2003 and August 19, 2004, if Ms. Kruger purchases a home in Denver while employed by Qwest, she will be entitled to reasonable and customary closing costs associated with the purchase. Other terms of Ms. Kruger’s employment are governed by a severance agreement dated September 8, 2003 and amended as of December 15, 2005, which is described below under “Severance Agreements and Other Change in Control Arrangements.”

Severance Agreements and Other Change in Control Arrangements

Equity Incentive Plan. Unless otherwise provided by the Compensation and Human Resources Committee at the time an award is granted, our current Equity Incentive Plan provides that, on a “change in control,” all awards granted under the Equity Incentive Plan will vest immediately. For this purpose, a “change in control” will be deemed to occur if either (1) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Anschutz Company, The Anschutz Corporation, any entity or organization controlled by Philip F. Anschutz, or a trustee or other fiduciary holding securities under an employee benefit plan of Qwest, acquires beneficial ownership of 50% or more of either (A) the then outstanding shares of common stock or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors or (2) at any time during any period of three consecutive years after June 23, 1997, individuals who at the beginning of such period constitute our Board of Directors (and any new director whose election by our Board of Directors or whose nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof. Options granted under the plan before June 1, 1998 were subject to a different definition of change in control that was triggered by the U S WEST merger. Options that we granted to our employees from June 1999 to September 2002 typically provide for accelerated vesting if the optionee is terminated without cause following a change in control. Since September 2002, options that we grant to employees at vice president level and above typically provide for accelerated vesting and an extended exercise period upon a change of control, and options that we grant to all other employees typically provide for accelerated vesting if the optionee is terminated without cause following a change in control. Notwithstanding the above-noted acceleration provisions, on August 18, 2005, the Compensation and Human Resources Committee of our Board accelerated the vesting of all options that were outstanding and unvested on such date and that have an exercise price equal to or greater than $3.79, which was the closing market price of our common stock on such date. See also “Proposal No. 3 – Approval of the Amended and Restated Qwest Communications International Inc. Equity Incentive Plan” below for information about our proposal to approve an amended and restated Equity Incentive Plan.

Severance Agreements. We entered into Severance Agreements with Mr. Baer on July 21, 2003 and with Ms. Kruger on September 8, 2003. Each of these agreements was amended on December 15, 2005. Pursuant to these agreements, if we terminate either of these executives without “cause” (as defined below), the executive is entitled to receive a severance amount equal to one-and-one-half times the executive’s highest annual base salary in effect during the preceding 12 months, payable over an 18-month period. In addition, if at the end of the 18-month period the executive has not breached or threatened to breach any part of the agreement, the executive will also receive a lump-sum payment equal to one-and-one half times the executive’s highest target annual bonus in effect during the 12 months preceding the termination. If we terminate the executive without cause, or the executive terminates his or her employment with “good reason” (as defined below), in either case within two years following a “change in control” as defined in our current Equity Incentive Plan, the executive will receive a severance payment equal to three times the executive’s annual base salary in effect at the time of termination (or at the change in control, if greater), plus three times the executive’s target annual bonus in effect at the time of termination (or at the change in control, if greater), plus a prorated bonus for the portion of the bonus payment measurement period during which the executive was employed prior to the termination. Notwithstanding the description above, in the event that any payment or provision of a benefit under these agreements constitutes a deferred compensation plan under Section 409A of the Internal Revenue Code, as amended, additional conditions will apply to such payment or provision, including without limitation a six-month delay on such payment or provision.

For the purposes of the severance agreements, “cause” means (1) commission of an act of dishonesty, fraud, misrepresentation or other act of moral turpitude that would reflect negatively upon us or compromise the performance of the executive’s duties, (2) unlawful conduct that would reflect negatively upon us or compromise the effective performance of the executive’s duties, (3) conviction of any felony or a misdemeanor involving moral turpitude, (4) continued failure to substantially perform the executive’s duties, or (5) a willful violation of our code of conduct or other policies that would reflect negatively upon us or compromise the effective performance of executive’s duties; and “good reason” means (i) a reduction of the executive’s compensation, (ii) a material reduction of the executive’s responsibilities, (iii) our material breach of the agreement, (iv) our failure to obtain the agreement of any successor to honor the terms of the agreement, or (v) a requirement that the executive’s primary work location be moved to a location more than 35 miles from the executive’s prior primary work location.

In order to receive any severance payment, the executive must execute a full waiver and release agreement with us. The waiver agreement contains a provision requiring the executive to pay back to us any severance received by the executive if after the payments are made it is determined that the executive engaged in conduct constituting “cause” while employed by us. Under the agreements, in the event of a covered termination we will also be required to pay the executive’s premiums for continuing health care coverage under COBRA for up to 18 months, plus an amount necessary to cover any excise taxes to which the executive might become subject as a result of the above benefits. The agreements prohibit the executive from disclosing or making use of our confidential information after a termination of employment, and from competing against us for 18 months, or inducing any of our employees to leave our employment for twelve months, after such termination.

February 16, 2006 Option and Restricted Stock Grants to Messrs. Notebaert and Shaffer. On February 16, 2006, we granted to Mr. Notebaert (i) a non-qualified option to purchase 2,334,000 shares of our common stock at an exercise price of $6.15 and (ii) a restricted stock award of 1,459,000 shares of our common stock. Also on that date, we granted to Mr. Shaffer (i) a non-qualified option to purchase 1,517,000 shares of our common stock at an exercise price of $6.15 and (ii) a restricted stock award of 948,000 shares of our common stock. Each of these awards was granted under our current Equity Incentive Plan.

In addition to fully vesting on February 16, 2010 only if specified stock price targets are met at or before such date, which targets generally require the price of our stock to average $7.50 per share or above for 188 consecutive trading days during the two years following the grant date or $8.00 per share or above for 188 consecutive trading days during the subsequent two years (or fully vesting earlier in the case of the executive’s death, “disability,” or termination of employment for “constructive discharge” or without “cause,” each as defined in the agreements governing the awards), the awards fully vest (and the options become exercisable) if both of the following conditions have been satisfied prior to February 16, 2010:

•

the approval by a majority of the incumbent board of (i) a merger, consolidation, reorganization, sale or asset sale transaction in which we are not the surviving entity and our stockholders receive cash and/or marketable securities in exchange for all of their shares of our stock or (ii) any other merger, consolidation, reorganization, sale, asset sale or similar transaction where the executive is not offered his current position at the surviving company with substantially the same or greater authority and responsibilities and the same or greater compensation; and

•	the closing and consummation of such a transaction.

If the executive dies, becomes disabled or is terminated by us without cause after the incumbent board has approved such a transaction but before the closing and consummation of such a transaction, the awards will fully vest (and the options will become exercisable) upon the closing and consummation of such a transaction.

To the extent not previously vested, the awards will be immediately forfeited upon the earlier of (A) a termination of the executive’s employment for any reason whatsoever (unless such termination results in full vesting of the awards in accordance with their terms) or (B) February 16, 2010.

Compensation and Human Resources Committee Report on Executive Compensation

This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

General

Linda G. Alvarado, Philip F. Anschutz, Charles L. Biggs, Frank P. Popoff and James A. Unruh (Chairperson) presently serve on the Compensation and Human Resources Committee. Qwest’s Board of Directors has determined that each member of the Committee qualifies as an independent director based on Qwest’s Guidelines on Significant Governance Issues and, therefore, they are independent within the meaning of the NYSE’s listing standards.

Compensation Philosophy

Under the supervision of the Committee, Qwest has developed and implemented executive compensation policies, plans and programs that seek to attract and retain qualified and talented executives and enhance the profitability of Qwest while passing the scrutiny of our key audiences—stockholders, employees, customers, suppliers, and the public. The Committee also seeks to provide a balanced mix of cash and equity-based compensation to align executives’ interests with stockholders’ short-term and long-term goals and encourage executives to act as equity owners.

The Committee uses a variety of compensation elements to achieve the objectives listed above, including:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation; and

•	other compensation.

The Committee seeks to set executive compensation at appropriate and competitive levels. In this regard, the Committee relies on market data collected and analyzed by independent compensation consultants. The market data is reviewed annually and includes information gathered from independent surveys and proxy statements. The Committee believes that base salary and target total compensation (including at-risk, annual performance-based pay and equity-based incentives) should be targeted generally at 50th percentile for an executive who is meeting performance expectations. Additionally, the Committee believes that annual performance-based compensation should be based upon Qwest’s financial and business performance relative to pre-established performance targets and that long-term equity-based incentive compensation should directly align with the value created for stockholders.

Base Salary

Executive salaries are designed to be competitive compared with prevailing market rates for equivalent positions. An executive’s actual salary is based on a variety of additional factors, including level of responsibility, scope and impact of decision-making, experience and future potential, the recommendations of Qwest’s Chief Executive Officer, or CEO, and internal and external comparability. As noted above, for purposes of evaluating comparability and competitive market pricing, the Committee reviews annual executive compensation salary surveys prepared by independent compensation consultants as well as proxy statement data. The survey and proxy statement data encompasses information from companies within the telecommunications and related industries, as well as from companies of similar size in other industries.

The Committee generally reviews executive salaries annually and makes salary adjustments based on the above noted factors.

Annual Incentive Compensation

During 2005, Qwest’s executives participated in the 2005 Qwest Management Bonus Plan. The purpose of the bonus plan is to tie a portion of each participant’s compensation to corporate goals and individual achievements. Under the bonus plan, an executive’s bonus payment is calculated using his or her bonus target percentages (expressed as a percentage of base salary) and is adjusted based on a combination of corporate, business unit and individual performance. Corporate and business unit performance is determined by a weighted average of a combination of measures, which may include revenue, operating margin, net income, cash flow and customer satisfaction depending on the department in which the executive works. Individual performance is determined by an evaluation by Qwest’s CEO of overall executive performance compared to established performance objectives and behaviors exhibited by the executive compared to Qwest’s brand attributes and values. In February 2005, the Committee approved performance targets for each of the measures described above. In February 2006, the Committee determined that the pre-established performance targets were attained and consequently approved the payment of bonuses under the bonus plan.

Long-Term Incentive Compensation

Qwest has established an Equity Incentive Plan that allows for the granting of stock options, restricted stock awards, stock appreciation rights, stock bonuses and stock units. The purpose of this plan is to provide participants with added incentives to continue in the long-term service of Qwest and to create in participants a more direct interest in the future success of the operations of Qwest by relating incentive compensation to increases in stockholder value.

In the past, Qwest generally chose stock options as the main vehicle of long-term incentive compensation for employees, including executives. In late 2005, management reevaluated Qwest’s long-term incentive practices and determined that it was in the best interests of Qwest to modify the group of employees entitled to long-term incentive compensation and the mix of awards provided to employees. Going-forward, long-term incentive compensation will generally be granted only to employees at the vice president level or above. In addition, employees, including executives, entitled to receive long-term compensation will receive approximately half of such compensation in the form of stock options and half in the form of restricted stock. The Committee believes these changes provide a stronger link to company ownership at the senior level. Options typically vest in equal annual installments over a four-year period beginning one year from the date of grant, have a ten-year term and are granted with an exercise price equal to the fair market value of Qwest common stock on the date of grant. Restricted stock typically vests and becomes unrestricted in equal annual installments over a four-year period beginning one year from the date of grant.

Generally during the first quarter of each year, the Committee reviews and approves the amount, if any, of long-term incentive compensation to be awarded to each executive. In making its determinations, the Committee considers factors such as market data, the results achieved by the executive for the prior year, the executive’s base salary, and the Committee’s appraisal of the future potential of long-term contributions of the executive. An appraisal of the executive from Qwest’s CEO is also taken into consideration.

Other Compensation

In addition to the compensation elements discussed above, Qwest provides executives an annual flexible benefit payment, as well as the option to participate in a deferred compensation plan, a non-qualified pension plan, and other benefit plans available to all employees generally. Some of Qwest’s executives are also entitled to personal use of Qwest’s corporate aircraft. The annual flexible benefit payment is a cash payment made at the beginning of each year in lieu of the various perquisites commonly paid to executives. Qwest offers a deferred compensation plan that allows certain employees, including the executives, to defer receipt of their salary and/or annual incentive compensation into Qwest common stock or cash accounts that mirror the gains and/or losses of several different investment funds. Executives are also eligible to participate in a non-qualified pension plan, under which executives who receive compensation that exceeds certain Internal Revenue Service limits receive a non-qualified pension benefit that pays the executive three percent of his or her compensation that exceeds the IRS limits. The Committee believes that the other compensation awarded to executives is generally competitive with the benefit packages offered by comparable employers. From time to time, Qwest obtains market data to ensure that such benefit plans and programs remain competitive and, if necessary, reviews that data with the Committee.

Compensation of Qwest’s CEO

The Committee meets annually in executive session to review the compensation of Qwest’s CEO, Richard C. Notebaert. In reviewing each element of Mr. Notebaert’s compensation, the Committee considers the various factors described above, with particular attention to market data, the specific results achieved by Mr. Notebaert and his future potential impact on Qwest. Based on its review, the Committee believes Mr. Notebaert’s total compensation in the aggregate to be reasonable and not excessive.

Base Salary

For 2005, Mr. Notebaert received $1.1 million in salary, which is the annual salary that has been in effect for him since he was hired in June 2002. Based on a review of market data prepared by an independent compensation consultant regarding CEO compensation at other companies within the telecommunications and related industries, the Committee continues to consider this level of base salary appropriate.

Annual Incentive Compensation

In February 2006, the Committee awarded Mr. Notebaert an annual bonus of $3,150,000 under the 2005 Qwest Management Bonus Plan. In accordance with the bonus plan, Mr. Notebaert’s bonus payment was calculated using his bonus target percentage of 200% (as a percentage of base salary) and adjusted based on corporate performance of 100% (as determined by the Committee based on Qwest’s performance as compared to the bonus plan’s pre-established revenue, net income and cash flow targets) and individual performance of approximately 143%. In determining Mr. Notebaert’s individual performance percentage, the Committee considered, among other things: the competitive market data discussed above; Qwest’s financial performance, including among other things attainment of cash flow and income targets and improved earnings trends; resolution of certain legal matters; successful negotiation of new collective bargaining agreements; implementation of a leadership training program for certain management employees; and a restructuring of Qwest’s balance sheet.

Stock Option and Restricted Stock Awards

On February 16, 2006, the Committee granted Mr. Notebaert a non-qualified option to purchase 2,334,000 shares of Qwest common stock at an exercise price of $6.15 (which was the fair market value of Qwest common stock on such date) and a restricted stock award of 1,459,000 shares of Qwest common stock. The option vests and becomes exercisable, and the restricted stock award vests and becomes unrestricted, on February 16, 2010 if specified stock price targets are met at or before such date (or earlier (i) in the case of the executive’s death, disability or termination of employment for constructive discharge or without cause or (ii) if certain change-in-control conditions are met). The Committee determined the amount of this reward after reviewing Mr. Notebaert’s individual performance, which is discussed above, and believes these grants are consistent with the grants made to peer company CEOs.

Other Compensation

In addition to benefits available to all employees generally and in accordance with Mr. Notebaert’s amended and restated employment agreement, in 2005, Mr. Notebaert received other compensation including without limitation an annual flexible benefit payment, personal use of Qwest’s corporate aircraft, financial consulting services, and a private office, executive assistant and related office and computer equipment and services. The Committee believes the other compensation awarded to Mr. Notebaert in 2005 to be reasonable.

Deductibility of Compensation

The Committee has carefully considered Section 162(m) of the Internal Revenue Code and believes Qwest’s pay-for-performance practices ensure that executive compensation is strongly tied to performance. The Committee believes it is in the best interests of Qwest and its stockholders to comply with the tax law while still preserving the flexibility to reward executives consistent with Qwest’s pay philosophy for each compensation element. The Committee is obligated to the stockholders of Qwest to recognize and reward performance that increases the value of Qwest. On occasion, it may not be possible to satisfy all of the conditions of Section 162(m) for deductibility and still meet Qwest’s compensation needs. Accordingly, the Committee will exercise discretion in those instances where tax law considerations would compromise the interests of stockholders.

Conclusion

It is the opinion of the Committee that Qwest’s executive compensation strategy aligns Qwest’s executive compensation practices with corporate performance and the best interests of stockholders by ensuring the continuity and ongoing development of a strong leadership team with interests that are fully aligned with those of Qwest’s stockholders.

Linda G. Alvarado

Philip F. Anschutz

Charles L. Biggs

Frank P. Popoff

James A. Unruh, Chairperson

Performance Measurement Comparison

The following graph compares the cumulative total stockholder return of our shares of common stock from December 31, 2000 to December 31, 2005 against the cumulative total stockholder return of (1) the Standard & Poor’s 500 Composite Stock Price Index, (2) the New York Stock Exchange Composite Index, and (3) the S&P 500 Integrated Telecommunications Services Index (which, at December 31, 2005, consisted of us, AT&T Inc., BellSouth Corporation, Century Telecommunications, Inc., Citizens Communications Company and Verizon Communications Inc). All values assume that $100 was invested on December 31, 2000 in our common stock and each applicable index and all dividends were reinvested.

This performance graph will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any of our filings under the Securities Act of 1933 or under the Security Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not be deemed “soliciting material” or be deemed “filed” under either such Acts.

CUMULATIVE TOTAL STOCKHOLDER RETURN

(Dividends reinvested monthly)

Company/Index	12/00	12/01	12/02	12/03	12/04	12/05
Qwest Communications International Inc.	$100.00	$34.62	$12.25	$10.58	$10.88	$13.84
S&P 500 Index	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75
NYSE Composite Index	$100.00	$89.79	$71.99	$93.07	$104.38	$111.64
S&P 500 Integrated Telecommunications Services Index	$100.00	$90.57	$63.00	$62.85	$71.46	$67.95

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation and Human Resources Committee consists of Linda G. Alvarado, Philip F. Anschutz, Charles L. Biggs, Frank P. Popoff and James A. Unruh. No member of the Compensation and Human Resources Committee has been an officer or employee of Qwest or any of our subsidiaries at any time. None of our executive officers served during the last fiscal year as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or our Compensation and Human Resources Committee.

Mr. Anschutz is Chairman and Chief Executive Officer of Anschutz Company, our largest stockholder. Mr. Harvey is the President and Chief Operating Officer of Anschutz Company. Certain transactions and relationships that took place or existed in 2005 between us and Anschutz Company or its affiliates are described below. You can find information about transactions and relationships that took place or existed prior to 2005 in our previous filings with the SEC. We have no basis to believe that any of these transactions occurred on terms that were in any way less fair to Qwest than terms that could have been obtained from third parties.

We paid various Anschutz Company subsidiaries in 2005 approximately $31,000 in worker’s compensation payments for claims relating to periods prior to our merger with U S WEST, Inc. in June 2000 and approximately $73,000 for use of entertainment and meeting facilities and services. During 2005, various entities associated with Mr. Anschutz and Anschutz Company paid us at prevailing market rates approximately $4.5 million for telecommunications and related services. We believe the terms of the transactions described in this paragraph are equally favorable to us as the terms we could have received from an independent third party.

We are a party to tax sharing agreements with Anschutz Company with respect to federal and state income taxes attributable to periods prior to June 1998 and during which we were included in Anschutz Company’s consolidated tax returns. During 2005, we paid approximately $738,000 in legal and related fees and expenses in connection with litigation currently pending in the United States Tax Court against Anschutz Company concerning tax liabilities for the 1994 through 1996 fiscal years. Similar claims have been asserted with respect to the 1997 to 1998 audit period. We have assumed responsibility for the defense of these actions because the matters at issue relate solely to our operations and the outcome of the litigation could affect our tax liability with respect to subsequent tax years. In March 2005, we entered into an agreement with Anschutz Company to resolve certain uncertainties regarding the allocation of tax liabilities under the tax sharing agreements. Under the terms of the agreement, if we were to lose this issue for tax years 1994 through 1998, we estimate that we would have to pay Anschutz Company approximately $57 million for the tax obligation plus approximately $43 million in interest on such obligation. We believe the terms of the agreement are equally favorable to us as we could have received from an independent third party.

In January 2005, we entered into an Aircraft Time Sharing Agreement with a subsidiary of Anschutz Company pursuant to which we leased corporate aircraft owned by such subsidiary on a time sharing basis at a cost equal to two times fuel and fuel-related costs, plus other expenses related to our use of the aircraft. During 2005, we paid such subsidiary approximately $139,000 for use of its aircraft. The Aircraft Time Sharing Agreement expired on December 31, 2005. We believe the terms of this transaction were equally or more favorable to us as compared to the terms we could have received from an independent third party.

In October 1999, we agreed to purchase certain telephony-related assets and all of the stock of Precision Systems, Inc., a telecommunications solutions provider, from Anschutz Digital Media, Inc., a subsidiary of Anschutz Company, in exchange for a promissory note in the amount of $34 million. The note bears interest at 6% annually with semi-annual interest payments and annual principal payments due through 2008. During 2005, we paid approximately $1.6 million in interest and $5.1 million in principal on the note. At December 31, 2005, the outstanding accrued interest on the note was approximately $250,000, and the outstanding principal balance on the note was approximately $21.4 million.

In April 1999, we entered into a registration rights agreement with Anschutz Company generally covering all of the shares owned by Anschutz Company and one of its affiliates. The agreement provides for eight demand registrations and unlimited piggyback registrations. Demand registrations must cover at least 5 million shares.

AUDIT COMMITTEE REPORT

This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

Our Audit Committee is currently composed of four independent directors, based on Qwest’s Guidelines on Significant Governance Issues and, therefore, they are independent within the meaning of the NYSE’s listing standards: Charles L. Biggs; K. Dane Brooksher (Chairperson); Peter S. Hellman; and Caroline Matthews. The Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the independent public accountants for the purpose of preparing or issuing an audit report or related work.

Management is responsible for Qwest’s financial statements, internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent accountants included in their report on Qwest’s financial statements. Furthermore, the Audit Committee’s considerations and discussions with management and the independent accountants do not assure that Qwest’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of Qwest’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the independent accountants are in fact “independent.”

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 89 (Audit Adjustments) and Statement on Auditing Standards No. 90 (Audit Committee Communications). Our independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the above-mentioned reviews and discussions and the report of the independent accountants to the Audit Committee, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee, exercising its business judgment, recommended to our Board on February 15, 2006 that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Audit Committee

Charles L. Biggs

K. Dane Brooksher, Chairperson

Peter S. Hellman

Caroline Matthews

PROPOSAL NO. 2

RATIFICATION OF AUDIT COMMITTEE’S SELECTION OF KPMG LLP

AS OUR INDEPENDENT AUDITOR FOR 2006

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the accounts of Qwest and its subsidiaries for the year 2006. This firm has audited the accounts and records of Qwest since May 2002. Representatives of KPMG LLP are expected to attend the Annual Meeting and to respond to appropriate questions, and they will have the opportunity to make a statement if they wish.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditor. Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to stockholders for ratification because it and we value stockholders’ views on our independent auditor and as a matter of good corporate practice. In the event stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Qwest and its stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the ratification of KPMG LLP as our independent auditor for 2006. Proxies will be voted FOR this proposal unless you otherwise specify in the proxy.

PROPOSAL NO. 3

APPROVAL OF THE AMENDED AND RESTATED

QWEST COMMUNICATIONS INTERNATIONAL INC.

EQUITY INCENTIVE PLAN

Effective June 23, 1997, our Board adopted the Qwest Communications International Inc. Equity Incentive Plan, and the adoption of the Equity Incentive Plan was approved by our then sole stockholder. Effective October 4, 2000, our Board amended and restated the Equity Incentive Plan to provide that non-employee directors are eligible to receive grants of non-qualified stock options under the Equity Incentive Plan. On March 13, 2006, upon the recommendation of the Compensation and Human Resources Committee and Nominating and Governance Committee of our Board and subject to stockholder approval, our Board approved and adopted an amended and restated Equity Incentive Plan, which, among other things:

•	provides that non-employee directors are eligible to receive additional types of awards;

•	is necessary to comply with new tax laws relating to certain types of deferred compensation arrangements; and

•	implements certain design changes deemed desirable by us that are consistent with the purposes of the Equity Incentive Plan, including revision of the definition of termination for “cause.”

The affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the amended and restated Equity Incentive Plan. The amended and restated Equity Incentive Plan is included as Annex B to this proxy statement that was filed electronically with the SEC and can be reviewed on the SEC’s website at http://www.sec.gov.

Our Board believes that the amendment and restatement of our Equity Incentive Plan is in our and your best interests and is important to help assure our ability to continue to recruit and retain highly-qualified employees, consultants and directors. Our Board of Directors recommends that you vote FOR the proposal to approve the amended and restated Equity Incentive Plan.

The principal features of the amended and restated Equity Incentive Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the amended and restated Equity Incentive Plan found in Annex B.

Purpose. The purposes of the Equity Incentive Plan are to provide selected employees, consultants and non-employee directors with added incentives to continue in the long-term service of Qwest and to create in such persons a more direct interest in the future success of the operations of Qwest by relating incentive compensation to increases in shareholder value, so that the income of those participating in the Equity Incentive Plan is more closely aligned with the income of Qwest’s shareholders. The Equity Incentive Plan is also designed to provide a financial incentive that will help Qwest attract, retain and motivate the most qualified employees, consultants and non-employee directors.

Eligibility. The Equity Incentive Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units and other stock grants (collectively “awards”) to employees of Qwest and its affiliates. Awards, other than incentive stock options, also can be granted to Qwest’s non-employee directors and consultants to Qwest. As of February 28, 2006, there were approximately 39,000 eligible participants.

Shares Available for Issuance. The maximum number of shares of common stock that may be subject to awards under the Equity Incentive Plan is ten percent of the aggregate number of shares of common stock that are issued and outstanding at any time (determined as of the close of trading on the NYSE on the trading day immediately preceding such time), reduced by the number of shares of common stock that are subject to outstanding awards granted under the Equity Incentive Plan and outstanding options granted under any other plan or arrangement of Qwest and its affiliates (excluding Qwest’s employee stock purchase plan) at such time. The number of shares is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in the common stock. Shares of common stock covered by awards that terminate unexercised or are forfeited or that are used to pay withholding taxes or the exercise price of an option will again be available for grant under the Equity Incentive Plan.

Administration. The Equity Incentive Plan is administered by the members of the Compensation and Human Resources Committee of our Board (the “Committee”). The Committee is structured so that it satisfies the “non-employee director” requirement of Rule 16b-3 under the Exchange Act.

The Committee has the sole discretion to determine the employees, consultants and non-employee directors to whom awards may be granted under the Equity Incentive Plan and the manner in which these awards will vest. Awards are granted by the Committee to employees, consultants and non-employee directors in such numbers and at such times during the term of the Equity Incentive Plan as the Committee shall determine, except that the maximum number of shares subject to one or more options or stock appreciation rights that can be granted during the term of the Equity Incentive Plan to any employee or consultant is 40,000,000 shares of common stock and the maximum number of shares subject to one or more incentive stock options that can be granted during the term of the Equity Incentive Plan is 75,000,000 shares of common stock. In granting awards, the Committee will take into account such factors as it may consider relevant in order to accomplish the Equity Incentive Plan’s purposes, including one or more of the following: the extent to which performance goals have been met, the duties of the respective employees, consultants and non-employee directors, and the individual’s present and potential contributions to Qwest’s success.

Types of Awards

Non-qualified and Incentive Stock Options. The Committee determines the exercise price for each option; however, options must have an exercise price that is at least equal to the fair market value of the common stock on the date the option is granted. If an employee owns common stock having more than 10% of the voting power, options must have an exercise price that is at least equal to 110% of fair market value of the common stock on the date the option is granted. An option holder may exercise an option by giving written notice of the exercise and paying the exercise price in (i) cash or certified funds, (ii) by the surrender of a number of shares of common stock already owned by the option holder for at least six months with a fair market value equal to the exercise price or (iii) through a broker’s transaction by directing the broker to sell all or a portion of the common stock to pay the exercise price or make a loan to the option holder to permit the option holder to pay the exercise price. Option holders who are subject to the withholding of federal and state income tax as a result of exercising an option may be allowed to elect to satisfy the income tax withholding obligation through the withholding of a portion of the common stock to be received upon exercise of the option.

The Committee determines the term of each option, but the term cannot be longer than ten years (five years in the case of an incentive stock option granted to an employee who owns common stock having more than 10% of the voting power).

Unless the Committee provides otherwise, the following provisions apply in the event of an employee’s termination of employment. If the option holder’s services are terminated for “cause,” as determined by Qwest, the option terminates immediately. If the option holder becomes “disabled,” the option may be exercised for one year after the option holder terminates employment on account of the disability. If the option holder dies during employment or in the one-year period referred to in the preceding sentence, the option may be exercised for one year after the option holder’s death. If the option holder terminates employment for any reason other than cause, disability or death, the option may be exercised for ninety calendar days after termination of employment. In all cases, the option can be exercised only to the extent it is vested at the time of termination of employment.

Restricted Stock. Employees, consultants and non-employee directors (collectively “participants”) may be granted a number of shares of restricted stock as determined by the Committee in its sole discretion. Grants of restricted stock may be subject to restrictions as determined by the Committee in its sole discretion, including for example, the requirement that the participant remain in continuous service with Qwest for a stated period of time or attain certain specific performance goals and objectives. The restrictions may vary among awards and participants. Unless the award otherwise specifies, if a participant dies, becomes disabled or retires pursuant to Qwest’s retirement policy, the restricted stock will become fully vested as to a pro rata portion of each award based on the ratio of the number of months of employment completed at termination of employment from the date of the award to the total number of months of employment required for each award to become fully vested. The remaining portion of the restricted stock will be forfeited. If a participant terminates employment for any other reason, all unvested shares of restricted stock will be forfeited.

Stock Units. The Committee may grant stock units to participants. The Committee determines the number of stock units to be granted, the goals and objectives to be satisfied, the time and manner of payment, and any other terms and conditions applicable to the stock units.

Stock Appreciation Rights. The Committee may grant stock appreciation rights to participants, either separately or in tandem with the grant of options. The Committee determines the period during which a stock appreciation right may be exercised and the other terms and conditions applicable to the stock appreciation rights. Upon exercise of a stock appreciation right, a participant is entitled to a payment equal to the number of shares of common stock as to which the stock appreciation right is exercised times the excess of the fair market value of a share of common stock on the date the stock appreciation right is exercised over the fair market value of a share of common stock on the date the stock appreciation right was granted. The Committee has the sole discretion to pay this amount in shares of common stock, in cash, or in a combination of cash and common stock. Unless otherwise specified in the grant, upon termination of employment, stock appreciation rights are exercisable in the same manner as options. See “Non-qualified and Incentive Stock Options” above. If a stock appreciation right is granted in tandem with an option, an exercise of the stock appreciation right or the option will result in an equal reduction in the number of shares subject to the corresponding option or stock appreciation right.

Other Stock Grants. The Committee may award stock bonuses to participants, subject to conditions and restrictions, as the Committee determines in its sole discretion. Stock bonuses may be outright grants or may be conditioned on the participant’s continued service to Qwest or attainment of performance goals as the Committee determines in its sole discretion. The Committee may, in its sole discretion, establish other incentive compensation arrangements pursuant to which participants may acquire common stock or provide that other incentive compensation will be paid in common stock under the Equity Incentive Plan.

Nontransferability. Except as may be otherwise permitted by the Committee, options, stock appreciation rights, stock units and restricted stock awards granted under the Equity Incentive Plan are not transferable other than by will or by the laws of descent and distribution.

Change in Control. Unless otherwise provided by the Committee at the time an award is granted, the Equity Incentive Plan provides that, on a “change in control,” all awards granted under the Equity Incentive Plan will vest immediately. For this purpose, a “change in control” will be deemed to occur if either (i) any individual, entity, or group, other than Anschutz Company, The Anschutz Corporation, any entity or organization controlled by Philip F. Anschutz or a trustee or other fiduciary holding securities under an employee benefit plan of Qwest, acquires beneficial ownership of more than 50% of either (A) the then-outstanding shares of common stock or (B) the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors or (ii) at any time during any 12-month period, individuals who at the beginning of such period constitute our Board (and any new director whose election by our Board or whose nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof.

Merger and Reorganization. If there is (i) a reorganization (other than a bankruptcy reorganization), merger or consolidation of Qwest (other than a reorganization, merger or consolidation in which Qwest is the continuing company and that does not result in any change in the outstanding shares of common stock), (ii) a sale of all or substantially all of the assets of Qwest (other than a sale in which Qwest continues as a holding company of an entity that conducts the business formerly conducted by Qwest), or (iii) the dissolution or liquidation of Qwest, all outstanding options will terminate automatically when the event occurs if Qwest gives the option holders 30 days’ prior written notice of the event. Notice is also given to holders of other awards. Notice is not required for a merger or consolidation or for a sale if Qwest, the successor, or the purchaser makes adequate provision for the assumption of the outstanding options or the substitution of new options or awards on terms comparable to the outstanding options or awards. When the notice is given, all outstanding options fully vest and can be exercised prior to the event and other awards become exercisable and payable.

Amendment and Termination. Our Board may amend the Equity Incentive Plan in any respect at any time provided stockholder approval is obtained when necessary or desirable. The Equity Incentive Plan will terminate on June 22, 2007 unless sooner terminated by our Board.

Federal Income Tax Consequences

Million Dollar Deduction Limit. Pursuant Section 162(m) of the Internal Revenue Code (the “Code”), Qwest cannot deduct compensation of more than one million dollars ($1,000,000) that is paid to an individual who, on the last day of the taxable year, is either Qwest’s chief executive officer or one of the four other most highly-compensated officers for that taxable year as reported in Qwest’s proxy statement. This limitation on deductibility does not apply to certain types of compensation, including qualified performance-based compensation. On occasion, it may not be possible to satisfy all of the conditions of Section 162(m) for deductibility and still meet Qwest’s compensation needs. Accordingly, the Committee will exercise discretion in those instances where tax law considerations would compromise the interests of stockholders.

Taxation of Awards. The federal income tax consequences of each type of award are described below.

The consequences described below assume that an award is not subject to or does not violate the requirements of Section 409A of the Code and related guidance (collectively “Section 409A”). Section 409A applies to “deferred compensation plans” within the meaning of Section 409A. Equity-based grants can, in certain circumstances, constitute deferred compensation plans within the meaning of Section 409A. Section 409A imposes very specific requirements on deferred compensation plans. Failure to satisfy the applicable requirements of Section 409A results in the value of the deferred compensation being currently includible in the service provider’s gross income for federal income tax purposes and being taxed at the service provider’s marginal federal income tax rate plus twenty percent (20%). Interest penalties may also be applicable. Section 409A does not affect Qwest’s ability to deduct any compensation related to an award. To the extent practicable, Qwest intends to satisfy the requirements of Section 409A with respect to any award.

Non-qualified Stock Options. When a non-qualified stock option is granted, there are no income tax consequences for the option holder or Qwest. When a non-qualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. If, however, the sale of the common stock at a profit would subject the option holder to liability under Section 16(b) of the Exchange Act (“Section 16(b)”), the option holder will recognize compensation income equal to the excess of (i) the fair market value of the common stock on the earlier of the date that is six months after the date of exercise or the date the option holder can sell the common stock without Section 16(b) liability over (ii) the exercise price. The option holder can make an election under Code Section 83(b) to measure the compensation as of the date the non-qualified option is exercised. The compensation recognized by an employee is subject to income tax withholding. Qwest is entitled to a deduction equal to the compensation recognized by the option holder for Qwest’s taxable year that ends with or within the taxable year in which the option holder recognized the compensation, assuming that the compensation amounts satisfy the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Code Section 162(m).

Incentive Stock Options. When an incentive stock option is granted, there are no income tax consequences for the option holder or Qwest. When an incentive option is exercised, the option holder does not recognize income and Qwest does not receive a deduction. The option holder, however, must treat the excess of the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder makes a “disqualifying disposition” of the common stock (described below) in the same taxable year the incentive stock option was exercised, there are no alternative minimum tax consequences. Qwest is not required to withhold income or other taxes on the exercise of an incentive stock option or relating to the disposition of stock acquired through the exercise of an incentive stock option.

If the option holder disposes of the common stock after the option holder has held the common stock for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised (the “Holding Period”), the amount the option holder receives upon the disposition over the exercise price is treated as capital gain for the option holder. Qwest is not entitled to a deduction.

If the option holder makes a “disqualifying disposition” of the common stock by disposing of the common stock before the expiration of the Holding Period, the option holder recognizes compensation income equal to the excess of (i) the fair market value of the common stock on the date the incentive option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. Qwest is entitled to a deduction equal to the compensation recognized by the option holder for Qwest’s taxable year that ends with or within the taxable year in which the option holder recognized the compensation, assuming that the compensation amounts satisfy the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Code Section 162(m).

Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares. A participant may elect under Code Section 83(b) to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. Qwest receives a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely Code Section 83(b) election).

Stock Units, Stock Appreciation Rights, and Other Stock Grants. In the case of stock units, stock appreciation rights, and other stock grants, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, Qwest would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Tax Withholding Obligations

The Equity Incentive Plan provides that option holders are responsible for making appropriate arrangements with Qwest to provide for any additional withholding amounts. Furthermore, Qwest shall have no obligation to deliver shares of common stock upon the exercise of any options, stock appreciation rights, awards or units under the Equity Incentive Plan until all applicable federal, state and local income and other tax withholding requirements have been satisfied.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the proposal to approve the amended and restated Equity Incentive Plan. Proxies will be voted FOR this proposal unless you otherwise specify in the proxy.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL

Phillip Graham, 1833 East Gary Street, Mesa, AZ 85203, owner of 972 shares of Qwest’s common stock; W. Earl Powles Jr., 1301 W. Dunlap Ave., Phoenix, AZ 85021 owner of 1,220 shares of Qwest’s common stock; and William A. Eckhardt, 16914 E. Britt Ct., Fountain Hills, AZ 85268, owner of 931 shares of Qwest’s common stock, have given notice of their intention to present a proposal at the 2006 Annual Meeting. The proposal and the proponents’ supporting statement appear below in italics.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to approve the proposal.

Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated under Management’s Statement below.

RESOLVED: The shareholders of Qwest Communications urge our Board of Directors to adopt a policy whereby, in the event of a substantial restatement of financial results, the Board will review all bonuses and performance-based compensation made to executive officers during the period of the restatement, and pursue all legal remedies to recover, for the benefit of the Company, all such compensation to the extent that the restated results do not justify the compensation previously paid.

SUPPORTING STATEMENT

We believe that executive compensation should be closely tied to actual financial performance – and therefore Qwest should seek to recover any performance-related pay that is awarded due to fraudulent or erroneous financial results.

A disgorgement policy has particular relevance at Qwest. In March 2005 the SEC charged former CEO Joseph Nacchio and eight former Qwest executives with fraud and other violations of federal securities laws. The SEC’s suit seeks injunctions, civil penalties and disgorgement of $300 million in ill-gotten gains, most of it from stock sales.

In 2004 the Company itself agreed to pay $250 million – which cannot be paid by insurance – to settle SEC charges that Qwest “fraudulently recognized over $3.8 billion in revenue and excluded $231 million in expense as part of a multifaceted fraudulent scheme to meet optimistic and unsupportable revenue and earnings projections.” Qwest’s restated loss for 2000 and 2001 alone was $2.5 billion larger than originally reported.

During the restatement period, the SEC contends that Nacchio netted more than $216 million through stock sales, bonuses and other perks, while former Board Chairman reaped $1.85 billion from stock sales, according to the Denver Post.

Qwest’s long-term shareholders have not fared so well. Qwest’s stock price plunged to nearly $1, from a post-merger high of $60, after the initial restatement and Nacchio’s forced resignation in June 2002.

Rather than pursue restitution, Qwest’s Board agreed to pay Nacchio an additional $12.2 million in severance, a $3 million consulting contract, medical benefits for life and perks including free long-distance phone services for 10 years (a benefit Qwest eliminated for most other retirees).

Recovery of ill-gotten compensation for shareholders has not been company practice to date, in our view. After this proposal was first submitted (for the 2005 proxy), Qwest adopted a policy that roughly tracks the Sarbanes-Oxley requirement of restitution from CEOs and CFOs, which is limited to findings of misconduct.

We believe that any unearned compensation should be recovered, whether or not there is a finding of personal misconduct. The stricter policy we recommend is simple fairness: after all, if a bank mistakenly deposits money in your account, no finding of personal misconduct is required to take it back.

Moreover, we agree with Institutional Shareholder Services that “the company’s current policy leaves too much discretion to the board.”

Nor has Qwest taken steps to protect shareholders in the future. Some other companies have added specific language to incentive compensation plans, or to executive employment agreements. International Paper, for example, requires repayment of unearned compensation “due to errors, omissions or fraud.”

Please vote FOR this resolution.

Management’s Statement AGAINST Stockholder Proposal

The Board has implemented a policy that it believes addresses the issue raised by the proponents, while preserving the Board’s ability to fulfill its fiduciary obligations to Qwest and its stockholders. As such, the Board believes the proponents’ policy is duplicative and therefore unnecessary. In addition, the Board believes the policy put forth by the proponents significantly limits the Board’s ability to act within the best interests of Qwest and its stockholders and is unduly rigid because it does not allow the Board to consider additional factors that the Board may determine are important in evaluating whether Qwest should seek to recover certain performance-based compensation.

Under the Board’s current policy, if the Board determines that a senior executive officer of Qwest was improperly compensated as a result of any future substantial restatement of previously issued financial statements and it is in the best interests of Qwest to recover performance-based compensation paid to such senior executive officer, then the Board will pursue all reasonable legal remedies to recover the performance-based compensation in question. In determining whether a senior executive officer was improperly compensated, the Board is required to make a determination as to whether the restated results would have resulted in the same performance-based compensation for the senior executive officer, and, if not, then the Board must consider several factors, including the best interests of Qwest, whether the restatement was the result of misconduct on the part of any senior executive officer, the additional amount of compensation paid to any senior executive officer and any other facts and circumstances that the Board deems appropriate for consideration in the exercise of its fiduciary obligations to Qwest and its stockholders.

The Board believes its current policy provides the necessary balance between recovering improper compensation and ensuring that any such recovery is truly in the best interests of Qwest and its stockholders. The Board’s current policy also gives the Board the flexibility to consider additional facts and circumstances that it believes are important to its evaluation of whether to seek recovery of certain performance-based compensation. For these reasons, the Board believes its current policy is superior to, and eliminates the need for, the policy advocated by the proponents.

For the foregoing reasons, the Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

Hazel A. Floyd, 4660 Newton Street, Denver, CO 80211, who owns 1,050 shares of Qwest’s common stock; Jaclyn J. Prokesh, 625 South Alton Way 5D, Denver, CO 80247-1757, who owns 1,967 shares of Qwest’s common stock; and Richard M. Schneider, 14121 W. 72nd Avenue, Arvada, CO 80005, who owns 300 shares of Qwest’s common stock, have given notice of their intention to present a proposal at the 2006 Annual Meeting. The proposal and the proponents’ supporting statement appear below in italics.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to approve the proposal.

Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated under Management’s Statement below.

RESOLVED: Shareholders request that the Board adopt a policy to seek shareholder approval of any future supplemental executive retirement plan (“SERP”), or individual retirement arrangement, for senior executives that provides preferential benefit formulas, or supplemental pension benefits, not provided to other managers under the Company’s regular tax-qualified pension plan. Implementation of this policy shall not breach any existing employment agreement or vested benefit.

For this resolution, “SERP” refers to any plan that supplements the Qwest Pension Plan with benefits above the compensation limits set by the Internal Revenue Code.

SUPPORTING STATEMENT

Companies typically establish SERPs to provide pension benefits that exceed IRS limitations on benefits that can be paid from tax-qualified pension plans.

At Qwest, an amount equal to 3% of each executive’s total salary and bonus is credited to a hypothetical account balance, which is credited each year with interest. Under this arrangement alone, CEO Notebaert will accumulate a projected lump sum benefit of $1.86 million by age 65 (after 11 years service).

However, Qwest’s executive pension feast doesn’t stop there. The 2005 proxy discloses that Qwest’s three highest-paid executives receive an additional pension benefit that guarantees them the extraordinary SERP benefits they would have earned had they stayed with their previous employer, as well as a “pension parachute” that adds extra years of service credit to the calculation of their pension payout in the context of a change in control.

Compared to traditional SERPs, the additional benefits guaranteed to CEO Notebaert, CFO Shaffer and Executive VP Allen are in a different league altogether. These three officers are eligible to receive millions of dollars in additional pension payouts based on applying the SERP formulas that were in place at their previous employer, SBC Communications – including their combined years of service at SBC and Qwest.

Notebaert, Shaffer and Allen will accumulate an estimated lump sum pension payout under this provision of $15.1 million, $3.1 million and $9.9 million, respectively, assuming they remain at Qwest until age 65.

In addition to the substantial cost, guaranteeing the three top officers the same extraordinary SERP formula they would have received at SBC does nothing, in our view, to align management incentives with the long-term interests of Qwest shareholders.

Moreover, Notebaert, Shaffer and Allen have employment agreements that include a “pension parachute.” If they terminate “without cause” within two years after a Change in Control, their pension benefit is calculated as if they had two additional years service credit and were two years older. The resulting boost in benefits is paid as a lump sum “promptly” upon their termination.

Shareholder consideration of these extraordinary executive benefits will function as part of a “checks and balances” system, in our view, that encourages reasonable formulas for future agreements.

We also believe that gross disparities between the retirement security offered to senior executives and other employees can create morale problems and increase turnover.

Because prior shareholder approval is often not practical, the Company has the option to seek approval after the material terms of an executive’s employment agreement are determined.

Management’s Statement AGAINST Stockholder Proposal

Qwest believes that approval of this proposal would put it at a significant competitive disadvantage and would therefore be detrimental to the interests of our stockholders. The Board believes that it is important that executive compensation be competitive with that of our competitors and with companies of similar size across all industries. The Board oversees the compensation arrangements for Qwest’s executive officers, primarily through the Compensation and Human Resources Committee, which the Board has determined consists entirely of independent directors. The Board recognizes its responsibility to make executive compensation decisions in a manner it believes to be in the best interest of Qwest and its stockholders. In order to attract, retain and reward executives in a competitive business environment, it is critical that Qwest retain the flexibility to design, without delay, employment arrangements that address the specific facts and circumstances of each executive’s situation. This flexibility would be substantially undermined by a requirement for stockholder approval.

The Board believes that the award to certain key executives of preferential benefit formulas, when used judiciously under appropriate circumstances, promotes stockholders’ interests by enabling Qwest to recruit and retain the most qualified executive officers. Qwest does not enter into these arrangements on a routine basis or with large numbers of executives. Owing to the market competition for qualified executives, Qwest must have the ability to offer competitive employment packages to motivate valuable executives to relocate to Qwest, particularly when to do so would require the executive to forfeit substantial retirement benefits that he or she accrued elsewhere. Although the proposal states that stockholder approval can be obtained after the material terms of benefits are agreed upon, this solution is not practical. Adoption of the proposal would lead to Qwest’s having either to incur significant time and expense to convene a special stockholders meeting for the sole purpose of voting on this type of arrangement or delay finalizing a prospective executive’s compensation package until after its approval at the annual stockholders’ meeting. In either case, Qwest would be at a significant competitive disadvantage in attracting qualified executives who decline to be subject to the uncertainty created by the stockholder approval requirement.

For the foregoing reasons, the Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL

AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, the beneficial holder of shares of Qwest’s common stock in excess of $2,000 for over one year, has given notice of its intention to present a proposal at the 2006 Annual Meeting. The proposal and the proponent’s supporting statement appear below in italics.

Under Article 10 of Qwest’s Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of Qwest’s outstanding common stock is required to approve the proposal.

Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated under Management’s Statement below.

RESOLVED that the stockholders of Qwest Communications International, Inc. (“Qwest” or the “Company”) amend Article 3, section 3.02(d) of the bylaws to replace the current subsection with the following sentence:

“Directors shall be elected by the vote of the majority of the shares represented in person or by proxy at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting.”

SUPPORTING STATEMENT

Currently, Qwest uses a plurality voting standard for director elections, which means that the nominee who receives the most votes will be elected. Nearly all corporate director elections, including all of the past elections at Qwest, are uncontested; in other words, there is only one candidate for each open seat. (Harvard Law School Professor Lucian Bebchuk has estimated that there were only about 80 contested elections at U.S. public companies from 1996 through 2002.)

In uncontested situations, a plurality voting standard ensures that a nominee will be elected even if holders of a majority of shares voting exercise their right to withhold support from the nominee on the proxy card. Indeed, under plurality voting, a nominee could be elected by a single share.

Section 216 of the General Corporation Law of Delaware, where Qwest is incorporated, allows a corporation to deviate from the plurality vote default standard by establishing a different standard in its charter or bylaws. This proposal would do that by amending Qwest’s bylaws to require directors in uncontested elections to be elected by a majority of shares voting at a meeting.

We believe that a majority vote standard for director election would foster a more robust system of board accountability. Under Delaware case law, the power of stockholders over director elections is supposed to be a safety valve that justifies giving the board substantial discretion to manage the corporation’s business and affairs. Requiring a nominee to garner majority support among stockholders—thus giving stockholders’ withhold votes real meaning—would help restore this safety valve.

We believe Qwest stockholders would benefit from increased accountability. Stockholder value has suffered at Qwest; according to the 2005 proxy statement, $100 invested in Qwest stock on December 31, 1999 would have been worth $10.34 on December 31, 2004, while $100 invested in an index of peer companies would have been worth $46.08 on that date.

A growing number of stockholders support a majority vote standard for director elections. The Council of Institutional Investors recently adopted a new policy in favor of it. At approximately 60 annual meetings in spring 2005, support for proposals urging a majority vote standard for director elections averaged 44 percent, with 16 proposals receiving majority support (source: Institutional Shareholder Services).

We urge stockholders to vote FOR this proposal.

Management’s Statement AGAINST Stockholder Proposal

The Board believes that this proposal is not in the best interests of the Company or its stockholders, and recommends a vote against the proposal. Qwest directors are elected by a “plurality” vote standard, meaning that those nominees for election to the Board that receive the greatest number of votes are elected. Qwest stockholders have a history of electing a strong and independent Board, by plurality, and the average affirmative vote for directors in the past several years has been greater than 90 percent of the shares voted. Plurality voting for director elections is standard under Delaware law, as well as the law of other states, and is used by many of the largest corporations in the United States, including corporations that have been recognized as leaders in corporate governance. The rules governing plurality voting are well understood and a plurality voting system does not prevent stockholders from challenging and defeating Board nominees. Furthermore, the Board believes that it already has strong processes for identifying and proposing director nominees who will serve the best interests of the Company and its stockholders. All but one of the Board’s members are independent under New York Stock Exchange rules, and the Board believes that its processes for identifying and proposing director candidates provide the best foundation for a strong and effective Board and excellence in corporate governance.

While the concept of majority voting for the election of directors may initially appear straightforward and democratic, the Board believes that the proposal is incomplete in that it does not address what would occur in the event a candidate does not receive a majority vote, and would likely result in unintended consequences that do not benefit stockholders. For instance, in the event that an incumbent director in an uncontested election failed to receive a majority vote for reelection, that director, although not elected by the stockholders, would nonetheless remain on the Board as a “holdover” until a successor was elected by majority vote at a subsequent stockholder meeting or until resignation. In the event that a non-incumbent director in an uncontested election failed to receive a majority vote for election, the result would be a vacancy on the Board that would be filled by the directors, not the stockholders. The Board believes that neither of these results is beneficial to stockholders, improves accountability or is an improvement over the current system of plurality voting.

Finally, the Board believes that the proposal may unnecessarily politicize and increase the cost of director elections, and possibly deter some qualified individuals from standing as director nominees. These outcomes would not be desirable for a Board that already has strong governance practices in place.

For the foregoing reasons, the Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL

Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, who owns 3,134 shares of Qwest’s common stock, has given notice of his intention to present a proposal at the 2006 Annual Meeting. The proposal and the proponent’s supporting statement appear below in italics.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to approve the proposal.

Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated under Management’s Statement below.

RESOLUTION: That the shareholders of QWEST COMMUNICATIONS INTERNATIONAL INC. request their Board of Directors to establish a policy of separating the roles of the Chairman of the Board and the Chief Executive Officer (or President) whenever possible, so that an independent director who has not served as an executive officer of the Company serves as Chairman of the Board of Directors.

The proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2006 annual meeting.

SUPPORTING STATEMENT

The primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the Director serving as President and Chief Executive Officer. The proponent believes that the separation of the roles of Chairman and CEO will promote greater accountability to shareholders of our Company.

Although Richard C. Notebaert, our current Chairman, President, and Chief Executive Officer, has stated it is a contractual requirement that he be allowed to serve in these positions, contracts can be amended and are frequently amended. Our past experiences of having just one person serving in a strong position of leadership without sufficient accountability has caused the near collapse of Qwest.

As shareholders are entitled to the greatest security for their capital, the directors should realize that greater accountability from our president is essential.

Qwest’s proposed operational madness and arrogance were summarized in an editorial in the Rocky Mountain News (December 3, 2005) which stated: “Qwest’s cherry-picking proposal creates a worrisome precedent. Qwest’s proposal smacks of economic redlining—which is illegal in other industries such as banking.”

The proponent believes that an independent Board Chairman would have required that our President “think twice” before entering such a market of controversy and could have lead the board in making a more reasoned search for new business opportunities.

Many respected institutional investors support the proposed separation. CalPER’s Corporate Core Principles and Guidelines state: “the independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”

In order to ensure that our Board can provide the strategic direction for our Company with greater independent and accountability, please vote “FOR” this proposal.

Management’s Statement AGAINST Stockholder Proposal

The Board strongly endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the CEO. However, the Board does not believe that mandating a separation of the positions of Chairman and CEO is either necessary or desirable to achieve effective oversight. Twelve of the thirteen current directors have been determined to be independent of management, and the Chairman has no greater or lesser vote on matters considered by the Board. Furthermore, the Board has appointed a Lead Independent Director whose responsibilities include, among other things, presiding over meetings of the non-employee directors and advising as to the schedule and agendas of board and committee meetings. The Board’s appointment of a Lead Independent Director permits us to realize whatever benefit there is to be gained from having a designated leader of the Board who is independent of management. Finally, there is a benefit to having Mr. Notebaert serve as both Chairman and CEO. As the individual with primary responsibility for managing Qwest’s day-to-day operations, he is best positioned to chair regular Board meetings and ensure that key business issues are brought to the Board’s attention. Recognizing this benefit, the Board authorized an employment agreement with Mr. Notebaert pursuant to which Mr. Notebaert is entitled to be named Chairman as well as the CEO of Qwest.

For the foregoing reasons, the Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies and Procedures

The Audit Committee of our Board of Directors is responsible for the appointment, compensation and oversight of the work of our independent public accountant. Pursuant to the Audit Committee’s charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditor. The approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent auditor or on an individual basis. The pre-approval of non-audit services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee. Our independent auditor may not be retained to perform the non-audit services specified in Section 10A(g) of the Exchange Act.

Fees Paid to the Independent Auditor

We first engaged KPMG LLP to be our independent auditor in May 2002. The aggregate fees billed to us for professional accounting services, including KPMG’s audit of our annual consolidated financial statements, are set forth in the table below.

	2005	2004
	(Dollars in thousands)
Audit fees	$5,192	$8,589
Audit-related fees	1,146	2,875
Tax fees	197	497

Total fees	$6,535	$11,961

For purposes of the preceding table, the professional fees are classified as follows:

•	Audit fees—These are fees for professional services billed for the audit of the consolidated financial statements included in our Form 10-K filings, the review of consolidated financial statements included in our Form 10-Q filings, comfort letters, consents and assistance with and review of documents filed with the SEC. Audit fees for each year shown include amounts billed to us through the date of this proxy statement for that particular year.

•	Audit-related fees—These are fees for assurance and related services that traditionally are performed by our independent accountant. More specifically, these services include: international statutory audits; regulatory filings; the audit of certain of our subsidiaries’ annual financial statements; employee benefit plan audits; due diligence services related to mergers, acquisitions and dispositions; internal control reviews; attestation services that are not required by statute or regulation; and audits of the financial statements of certain of our subsidiaries required in connection with acquisitions or dispositions of such subsidiaries. Also included are fees for assistance with the initial steps of compliance with the rules of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, and assistance with the internal audit department’s company-wide risk assessment. KPMG’s assistance with the initial steps of our compliance with SOX 404 has been reviewed to ensure compliance with applicable independence rules and the rules of the SEC.

•	Tax fees—These are fees for all professional services performed by professional staff of our independent accountant’s tax division except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice. Tax compliance involves preparation of original and amended tax returns, refund claims and tax payment services. Tax planning and tax advice encompass a diverse range of subjects, including assistance with tax audits and appeals, tax advice related to mergers, acquisitions and dispositions, and requests for rulings or technical advice from taxing authorities.

All of the services performed by KPMG described above were approved in advance by the Audit Committee.

ANNUAL REPORT ON FORM 10-K

If you request, we will provide you with a copy of our Annual Report on Form 10-K for the year ended December 31, 2005. You should send your written requests to our Corporate Secretary at Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

OTHER MATTERS

We have not received notice of and do not expect any matters to be presented for a vote at the meeting, other than the proposals described in this proxy statement. If you grant a proxy, the persons named as proxy holder, Richard C. Notebaert and Richard N. Baer, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for director, the proxy holder will vote your proxy for such other candidate or candidates nominated by our Board.

By Order of the Board of Directors

Richard N. Baer

Executive Vice President, General Counsel and Corporate Secretary

Denver, Colorado

March 30, 2006

ANNEX A

CHARTER OF THE AUDIT COMMITTEE

of the

BOARD OF DIRECTORS

of

QWEST COMMUNICATIONS INTERNATIONAL INC.

1.	Purpose. The purpose of the Committee is to assist the Board of Directors (the “Board”) of Qwest Communications International Inc. (the “Company”) in overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, including (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent public accountants’ qualifications and independence, and (d) the performance of the Company’s internal audit function and independent public accountants.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. These are the responsibilities of management and the independent public accountants.

2.	Membership. The Committee will be comprised of three or more directors. All members of the Committee will be directors who meet the independence requirements set forth in the Corporation’s Guidelines on Significant Governance Issues and any additional requirements for independence or knowledge for audit committee members set forth in applicable law, including under Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3(b)(1) of the Exchange Act of 1934 and any other rules issued by the Securities and Exchange Commission (the “SEC”) or the New York Stock Exchange. The members of the Committee will be appointed and removed by and serve at the discretion of the Board. The Chairperson of the Committee will be appointed by the Board. A Committee member may not simultaneously serve on the audit committee of more than two other public companies. At least one member of the Committee must qualify as an “audit committee financial expert”, as described in Item 401(h) of Regulation S-K of SEC rules, and the Company must disclose in the periodic reports required by Section 13(a) of the Securities Exchange Act of 1934 (the “Act”) whether or not it has at least one member who is an audit committee financial expert.

3.	Specific Responsibilities and Duties. The Board delegates to the Committee the express authority to do the following:

3.1	Independent Public Accountants

(a)	Selection; Fees. Be solely responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and, where appropriate, terminate and replace the independent public accountants. Such independent public accountants shall report directly to and be ultimately accountable to the Committee.

(b)	Scope of Audit. Review, evaluate and approve the annual engagement proposal of the independent public accountants (including the proposed scope and approach of the annual audit).

(c)	Pre-Approval of Audit and Non-Audit Services. Pre-approve all auditing services and all non-auditing services to be performed by the independent public accountants. The independent public accountants shall not be retained to perform the prohibited non-audit functions listed on Exhibit A. Such pre-approval can be given as part of the Committee’s approval of the scope of the engagement of the independent public accountants or on an individual basis. The approved non-auditing services must be disclosed in the Company’s periodic public reports required by Section 13(a) of the Act. The pre-approval of non-auditing services can be delegated by the Committee to one or more of its members, but the decision must be presented to the full Committee at the next scheduled meeting.

(d)	Statement from Independent Public Accountants. Obtain and review from the independent public accountants at least annually a formal written statement regarding:

(i)	the independent public accountants’ internal quality-control procedures;

(ii)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent public accountants, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent public accountants, and any steps taken to deal with any such issues; and

(iii)	all relationships between the independent public accountants and the Company.

(e)	Discussions as to Independence. Actively engage in a dialogue with the independent public accountants with respect to any relationships or services that may impact the objectivity, or adversely affect the independence, of the independent public accountants, and if so determined by the Committee, recommend that the Board take appropriate action in response to the independent public accountants’ report to satisfy itself of the independent public accountants’ independence.

(f)	Lead Audit Partner Review, Evaluation and Rotation. Ensure that the lead audit partner having primary responsibility for the audit and the reviewing audit partner of the independent public accountants are rotated as required by applicable law.

(g)	Audit Team. Review the experience and qualifications of the senior members of the independent public accountants’ team. Ensure that adequate resources exist to perform the audit.

(h)	Hiring Policies. Set clear hiring policies for employees and former employees of the independent public accountants to assure independence as required by the NYSE and applicable law.

(i)	Review Problems. Regularly review with the independent public accountants any audit problems or difficulties the independent public accountants may have encountered and management’s responses, including: (i) any restrictions on the scope of activities or access to required information; (ii) any significant disagreements with management; (iii) any accounting adjustments noted or proposed by the independent public accountants; (iv) any communications between the independent public accountants and their national office respecting auditing or accounting issues presented by the engagement; v) any “management” or “internal control” letter issued, or proposed to be issued, by the independent public accountants to the Company; (vi) any changes required in the planned scope of the internal audit; (vii) any recommendations made by the independent public accountants as a result of the audit; and (viii) the responsibilities, budget and staffing of the Company’s internal audit functions.

(j)	Related Party Transactions. Review and approve related party transactions in cases where the rates and other material terms of such transactions are not generally available to other third parties.

3.2	Financial Reporting

(a)	Annual Financials. Review and discuss with management and the independent public accountants the Company’s annual audited financial statements, (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), any unusual or non-recurring items, the nature and substance of significant reserves, the adequacy of internal controls and other matters that the Committee deems material prior to the public release of such information. Obtain from the independent public accountants assurance that the audit was conducted in a manner consistent with Section 10A of the Act, as amended. Recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(b)	Quarterly Financials. Review and discuss with management and the independent public accountants the Company’s quarterly financial statements (including the Company disclosure under Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and the results of the independent public accountants’ reviews of the quarterly financial statements), prior to the public release of such information.

(c)	Accounting Principles. Review with management and the independent public accountants material accounting principles applied in financial reporting, including any material changes from principles followed in prior years and any items required to be communicated by the independent public accountants in accordance with AICPA Statement of Auditing Standards (“SAS”) 61 in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of major control deficiencies.

(d)	Judgments. Review reports prepared by management and by the independent public accountants of significant accounting and financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods and off-balance-sheet structures on the Company’s financial statements and a description of any transaction as to which management obtained an SAS No. 50 letter.

(e)	Press Releases. Discuss and review with management prior to release any earnings announcements, as well as financial information and earnings guidance provided to analysts and rating agencies.

(f)	Regulatory Developments. Review with management and the independent public accountants the effect of regulatory and accounting initiatives on the Company’s financial statements.

3.3	Internal Audit and Risk Management.

(a)	Internal Audit. Review the budget, qualifications, activities, effectiveness and organizational structure of the internal audit function, including:

(i)	The charter of the internal audit function, to reasonably assure that it is consistent with that recommended by the Institute of Internal Auditors;

(ii)	The resources provided to the internal audit group, to reasonably assure that the internal audit group has sufficient resources to carry out its charter;

(iii)	Any material deficiency in internal controls or internal reporting procedures discovered by the internal or external auditors;

(iv)	the performance, appointment and replacement of the lead internal auditor; and

(v)	summaries of material internal audit reports and management’s responses.

(b)	Risk Management. Discuss policies with respect to risk assessment and risk management periodically with the management, internal auditors, and independent public accountants, and the Company’s plans to monitor, control and minimize such risks and exposures. At least annually, evaluate, and, if necessary, recommend the replacement of, the Vice President of Internal Audit.

(c)	Compliance Programs. Develop, monitor and reassess from time to time a Corporate Compliance Program and Code of Conduct for employees, and, to the extent not covered by the Corporate Compliance Program and Codes of Conduct, a Code of Ethics for senior financial officers, and make decisions with respect to any requested changes to or waivers of such program and codes. At least annually, evaluate, and, if necessary, recommend the replacement of, the Chief Compliance Officer.

(d)	Corporate Approvals Policy. Recommend to the Board for approval a corporate authorities/approvals policy.

(e)	Annual Evaluations. Require and review periodic evaluations of the Company’s internal control and corporate compliance structures to reasonably determine, at a minimum, that:

(i)	components of the Company’s internal control and corporate compliance structures are regularly evaluated;

(ii)	such evaluations are performed by qualified personnel; and

(iii)	such evaluations have reasonable scope and depth of coverage and are conducted with sufficient frequency.

(f)	Review of Corrective Actions. Review corrective actions taken by the Company when significant internal control or corporate compliance problems are reported to reasonably determine that such actions are sufficient under the circumstances.

3.4	Financial Reporting Processes.

(a)	Internal and External Controls. In consultation with the independent public accountants, the Company’s internal auditors, and financial and accounting personnel, review the integrity, adequacy and effectiveness of the Company’s accounting and financial controls, both internal and external, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. The Committee shall make an annual assessment of the internal financial disclosure procedures of the Company. The Committee may retain an independent consultant who is not the company’s current independent public accountant to assist in evaluating the company’s internal financial disclosure procedures.

(b)	Consider Changes. Consider and approve, if appropriate, major changes to the Company’s accounting principles and practices as suggested in writing by the independent public accountants, management or the internal auditors.

(c)	Reporting Systems. Establish regular and separate systems of reporting to the Committee by each of (i) management, (ii) the independent public accountants and (iii) the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

(d)	Reports. Obtain and review timely reports from the independent public accountants regarding:

(i)	all critical accounting policies and practices to be used by the Company;

(ii)	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent public accountants; and

(iii)	all other material written communications between the independent public accountants and management, including any management letter or schedule of unadjusted differences.

3.5	Legal and Regulatory Compliance

(a)	SEC Report. Prepare the annual report included in the Company’s proxy statement as required by the proxy rules under the Act.

(b)	Reports from Others. Periodically obtain reports from management, auditors, the general counsel, tax advisors or any regulatory agency regarding regulatory compliance, transactions with affiliates, and other legal matters that may have a material impact on financial statements and the consideration of those matters in preparing the financial statements.

(c)	Complaints. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

(d)	General Counsel. Review with the general counsel legal matters that may have a material effect on the Company’s financial statements or compliance policies.

3.6	Other

(a)	Recommendations; Reports. Regularly report to the Board on the Committee’s activities and make appropriate recommendations.

(b)	Evaluation. Annually evaluate the performance of the Committee.

(c)	Review and Publication of Charter. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board, as appropriate, and publish the Charter as required by applicable law.

4.	Meetings, Minutes, and Reports.

4.1	Executive Sessions. The Committee shall meet with the independent public accountants, internal auditors and management in separate executive sessions regularly (with such frequency as it determines) to discuss any matters that the Committee or these groups believe should be discussed privately.

4.2	Other Meetings. Other meetings will be with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines, but shall meet at least quarterly. A special meeting of the Committee may be called by the Chairperson or upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of Board committees will govern meetings of the Committee.

4.3	Minutes. Minutes of each meeting will be kept, which will reflect any actions taken or any directions given to management or the independent public accountants.

5.	Subcommittees. The Committee has the power to appoint and delegate matters to subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Board or the Committee.

6.	Reliance; Experts; Cooperation; Funding.

6.1	Retention of Independent Counsel and Advisors. The Committee has the power, in its sole discretion, to retain at the Company’s expense such independent counsel, advisors and experts as it deems necessary or appropriate to carry out its duties.

6.2	Reliance Permitted. The Committee will act in reliance on management, the Company’s independent public accountants, internal auditors, and advisors and experts, as it deems necessary or appropriate to enable it to carry out its duties.

6.3	Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

6.4	Required Participation of Employees. The Committee shall have unrestricted access to the Company’s employees, independent public accountants, internal auditors, internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of the Committee or representative of the Committee’s counsel, advisors or experts.

6.5	Funding. The Committee shall determine the appropriate funding to be provided by the Company for payment of (i) compensation to the independent public accountants engaged by the Company; (ii) compensation to any advisors employed by the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

[E N D]

EXHIBIT A

Prohibited Non-Audit Services

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company;

2.	Financial information systems design and implementation;

3.	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

4.	Actuarial services;

5.	Internal audit outsourcing services;

6.	Management functions or human resources;

7.	Broker or dealer, investment advisor, or investment banking services;

8.	Legal services and expert services unrelated to the audit; and

9.	Any other services that the Public Company Accounting Oversight Board to be formed pursuant to the Sarbanes-Oxley Act of 2002 determines, by regulation, is impermissible.

ANNEX B

QWEST COMMUNICATIONS INTERNATIONAL INC.

EQUITY INCENTIVE PLAN

Amended and Restated Effective                 , 2006

B-i

B-ii

QWEST COMMUNICATIONS INTERNATIONAL INC. EQUITY INCENTIVE PLAN Amended and Restated Effective             , 2006

ARTICLE I

INTRODUCTION

1.1    Establishment. Qwest Communications International Inc., a Delaware corporation, effective June 23, 1997, established the Qwest Communications International Inc. Equity Incentive Plan (the “Plan”) for certain employees of the Company (as defined in Subsection 2.1(l)) and certain consultants to the Company. The Plan permits the grant of incentive stock options within the meaning of section 422 of the Code, non-qualified stock options, restricted stock awards, stock appreciation rights, stock bonuses, stock units and other stock grants to certain key employees of the Company and to certain consultants to the Company.

1.2    Purposes. The purposes of the Plan are to provide those who are selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in shareholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company’s shareholders. The Plan is also designed to provide a financial incentive that will help the Company attract, retain and motivate the most qualified employees, consultants and non-employee directors.

1.3    Effective Date; Amendment. The initial effective date of the Plan was June 23, 1997. The Plan was amended and restated as of October 4, 2000, to provide that Non-Employee Directors (as defined below) are eligible to receive grants of non-qualified stock options under the Plan. The Plan is hereby amended and restated as of             , 2006, to reflect certain design changes that shall apply to grants made on and after             , 2006, and the applicable requirements of Section 409A (as defined below). There shall be no gap or lapse in time or effect between the prior Plan and the Plan as amended and restated herein, and the existence of the Plan shall be continuous and uninterrupted.

ARTICLE II

DEFINITIONS

2.1    Definitions. The following terms shall have the meanings set forth below:

(a)    “1934 Act” means the Securities Exchange Act of 1934, as it may be amended.

(b)    “Affiliated Corporation” means any corporation or other entity that is affiliated with Qwest through stock ownership or otherwise and is designated as an “Affiliated Corporation” by the Board; provided, however, for purposes of Incentive Options granted pursuant to the Plan, an “Affiliated Corporation” means any parent or subsidiary of the Company as defined in section 424 of the Code.

(c)    “Award” means an Option, a Restricted Stock Award, a Stock Appreciation Right, a Stock Unit, grants of Stock pursuant to Article XI or other issuances of Stock hereunder.

(d)    “Board” means the Board of Directors of Qwest.

(e)    “Cause” shall mean, for purposes of the Plan and with respect to a Participant, any of the following:

(i) Commission of an act deemed by the Company in its sole discretion to be an act of dishonesty, fraud, misrepresentation or other act of moral turpitude that would reflect negatively upon the Company or compromise the effective performance of the Participant’s duties;

(ii) Unlawful conduct that would reflect negatively upon the Company or compromise the effective performance of the Participant’s duties, as determined by the Company in its sole discretion;

(iii) Conviction of (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude;

(iv) Continued failure to substantially perform the Participant’s duties to the satisfaction of his or her supervisor (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) after the delivery of written notice to the Participant specifically identifying the manner in which the Participant has failed to substantially perform his or her duties and the Participant has been afforded a reasonable opportunity to substantially perform his or her duties; or

(v) A willful violation of the Qwest Code of Conduct or other policies of the Company that would reflect negatively upon the Company or compromise the effective performance of the Participant’s duties, as determined by the Company in its sole discretion.

(f)    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

(g)    “Committee” means a committee consisting of members of the Board who are empowered hereunder to take actions in the administration of the Plan and such other powers granted to it under the Plan, including but not limited to those powers under Section 3.1. The Committee shall be so constituted at all times as to permit the Plan to comply with Rule 16b-3 or any successor rule promulgated under the 1934 Act.

(h)    “Company” means Qwest and the Affiliated Corporations.

(i)    “Disabled” or “Disability” shall have the meaning given to such terms in section 22(e)(3) of the Code; provided that, with respect to any Award subject to Section 409A, such terms shall mean any of the following:

(i) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliated Corporation for whom the Participant performs services; or

(iii) the Participant is determined to be totally disabled by the Social Security Administration.

(j)    “Effective Date” means the original effective date of the Plan, June 23, 1997.

(k)    “Eligible Consultant” means any consultant to the Company who is determined by the Committee to be an individual whose services are important to the Company and who is eligible to receive Awards, other than Incentive Options, under the Plan.

(l)    “Eligible Employee” means any employee (including, without limitation, any officer and director who is also an employee) of the Company or any subsidiary or division thereof, upon whose judgment, initiative and efforts the Company is, or will become, largely dependent for the successful conduct of its business. For purposes of the Plan, an employee is any individual who provides services to the Company or any subsidiary or division thereof as a common law employee and whose remuneration is subject to the withholding of federal income tax pursuant to section 3401 of the Code. Employee shall not include any individual (i) who provides services to the Company or any subsidiary or division thereof under an agreement, contract, or any other arrangement pursuant to which the individual is initially classified as an independent contractor or (ii) whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to section 3401 of the Code even if the individual is subsequently reclassified as a common law employee as a result of a final decree of a court of competent jurisdiction, the settlement of an administrative or judicial proceeding, or by a determination made by any government agency. Leased employees within the meaning of section 414(n) of the Code shall not be treated as employees under the Plan.

(m)    “Fair Market Value” means the average of the mean between the bid and the asked prices of the Stock or the closing price, as applicable, on the New York Stock Exchange, the principal stock exchange or other market on which the Stock is traded, over the five consecutive trading days ending on a particular date or by such other method as the Committee, or the individual or individuals to whom the Committee has delegated authority to grant Awards, may specify at the time an Award is granted provided that, if any average price over a specified period is to be used, the commitment to grant the Award based on such average price is irrevocable before the beginning of the specified period and the use of such average price with respect to the Plan and similar plans maintained by Qwest is consistent. If the price of the Stock is not reported on any securities exchange or national market system, the Fair Market Value of the Stock on a particular date shall be as determined by the Committee. If, upon exercise of an Option, the exercise price is paid by a broker’s transaction as provided in Subsection 7.2(g)(ii)(D), Fair Market Value, for purposes of the exercise, shall be the price at which the Stock is sold by the broker.

(n)    “Incentive Option” means an Option designated as such and granted in accordance with section 422 of the Code.

(o)    “Non-Employee Director” means a member of the Board who is not an employee (as defined in the second sentence of Subsection 2.1(l)) of the Company.

(p)    “Non-Qualified Option” means any Option other than an Incentive Option.

(q)    “Option” means a right to purchase Stock at a stated or formula price for a specified period of time. Options granted under the Plan shall be either Incentive Options or Non-Qualified Options.

(r)    “Option Certificate” shall have the meaning given to such term in Section 7.2 hereof.

(s)    “Option Holder” means a Participant who has been granted one or more Options under the Plan.

(t)    “Option Price” means the price at which each Share subject to an Option may be purchased, determined in accordance with Subsection 7.2(b).

(u)    “Participant” means an Eligible Employee, Eligible Consultant or Non-Employee Director designated by the Committee from time to time during the term of the Plan to receive one or more of the Awards provided under the Plan.

(v)    “Qwest” means Qwest Communications International Inc. and any successor thereto.

(w)    “Restricted Stock Award” means an award of Stock granted to a Participant pursuant to Article VIII that is subject to certain restrictions imposed in accordance with the provisions of such Article.

(x)    “Section 409A” means section 409A of the Code and any related regulations or guidance issued by the U.S. Treasury Department.

(y)    “Separation from Service” means, for purposes of an Award that is subject to Section 409A, a “separation from service” within the meaning of Section 409A.

(z)    “Service Recipient” means, with respect to Qwest, (a) any corporation that is a member of a controlled group of corporations, as determined under section 414(b) of the Code, which includes Qwest, and (b) any trade or business (whether or not incorporated) that is under common control with Qwest, as determined under section 414(c) of the Code.

(aa)    “Share” means a share of Stock.

(bb)    “Specified Employee” means, subject to section 409A(2)(B)(i) of the Code and Treasury Regulations issued thereunder, a “key employee” within the meaning of section 416(i) of the Code, without regard to section 416(i)(5) thereof. Solely for purposes of Section 409A, a “key employee” means, on any December 31 (the “Identification Date”):

(i) an employee of the Service Recipient who is an officer of the Service Recipient having annual compensation (within the meaning of section 414(q)(4) of the Code) greater than $140,000 (for 2006, as it may be adjusted in accordance with section 416(i)(1) of the Code); provided, however, no more than 50 employees of the Service Recipient (or, if less, the greater of (A) three employees or (B) ten percent of all of the employees, but excluding employees described in section 414(q)(5) of the Code) shall be treated as officers; or

(ii) a five-percent owner of the Service Recipient; or

(iii) a one-percent owner of the Service Recipient having annual compensation therefrom in excess of $150,000.

For purposes of determining who is a “key employee,” all employees of the Service Recipient, including employees who are nonresident aliens, shall be included.

(cc)    “Stock” means the $0.01 par value common stock of Qwest.

(dd)    “Stock Appreciation Right” means the right, granted by the Committee pursuant to the Plan, to receive a payment equal to the increase in the Fair Market Value of a Share of Stock subsequent to the grant of such Award.

(ee)    “Stock Bonus” means either an outright grant of Stock or a grant of Stock subject to and conditioned upon certain employment- or performance-related goals.

(ff)    “Stock Unit” means a measurement component equal to the Fair Market Value of one Share on the date for which a determination is made pursuant to the provisions of the Plan.

2.2    Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

ARTICLE III

PLAN ADMINISTRATION

3.1    General. The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select the Participants from among the Eligible Employees, Eligible Consultants and Non-Employee Directors, determine the Awards to be made pursuant to the Plan, the number of Stock Units, Stock Appreciation Rights or shares of Stock to be issued thereunder and the time at which such Awards are to be made, fix the Option Price, period and manner in which an Option becomes exercisable, establish the duration and nature of Restricted Stock Award restrictions, establish the terms and conditions applicable to Stock Bonuses and Stock Units, and establish such other terms and requirements of the various compensation incentives under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan; provided that, with respect to any Award to which Section 409A is applicable, the terms of such Award shall not violate the applicable requirements of Section 409A on the grant date of such Award. The Committee shall determine the form or forms of the agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of Qwest and the Participants with respect to Awards granted pursuant to the Plan, which provisions need not be identical except as may be provided herein; provided, however, Eligible Consultants and Non-Employee Director shall not be eligible to receive Incentive Options. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. Subject to the express provisions of the Plan, the Committee is, in its sole discretion, authorized to construe and interpret the provisions of the Plan and any Award. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

3.2    Committee Action. In the absence of specific rules adopted by the Committee to the contrary, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting.

3.3    Delegation by Committee. The Committee may, from time to time, delegate to specified officers of Qwest, the power and authority to grant Awards under the Plan to specified groups of employees and consultants, subject to such restrictions and conditions as the Committee, in its sole discretion, may impose. The delegation shall be as broad or as narrow as the Committee shall determine. To the extent that the Committee has delegated the authority to determine certain terms and conditions of an Award, all references in the Plan to the Committee’s exercise of authority in determining such terms and conditions shall be construed to include the Committee’s delegate to the extent of any such delegation. The power and authority to grant Awards to any employee or consultant who is covered by section 16(b) of the 1934 Act shall not be delegated by the Committee.

3.4    Grants to Non-Employee Directors. The Committee may grant Awards, other than Incentive Options, to Non-Employee Directors.

ARTICLE IV

STOCK SUBJECT TO THE PLAN

4.1    Number of Shares. The maximum aggregate number of Shares that may be issued under the Plan at any time pursuant to Awards shall equal ten percent of the aggregate number of Shares that are issued and outstanding at such time (determined as of the close of trading on the New York Stock Exchange on the trading day immediately preceding such time), reduced by the number of Shares that are subject to outstanding Awards granted under the Plan and outstanding options granted under any other plan or arrangement of the Company or any subsidiary of the Company (excluding the Company’s Employee Stock Purchase Plan) at such time. Upon exercise of an option (whether granted under the Plan or otherwise), the Shares issued upon exercise of such option shall no longer be considered to be subject to an outstanding Award or option for purposes of the immediately preceding sentence. Notwithstanding anything to the contrary contained herein, no Award granted hereunder shall become void or otherwise be adversely affected solely because of a change in the number of Shares of the Company that are issued and outstanding from time to time, provided that changes to the issued and outstanding Shares may result in adjustments to outstanding Awards in accordance with the provisions of this Article IV. The maximum number of Shares with respect to which a Participant may receive Options and Stock Appreciation Rights under the Plan in any calendar year is 40,000,000. The maximum number of Shares as to which Incentive Options may be granted is 75,000,000. The Shares may be either authorized and unissued Shares or previously issued Shares acquired by Qwest. Such maximum numbers may be increased from time to time by approval of the Board and by the stockholders of Qwest if, in the opinion of counsel for Qwest, stockholder approval is required. Qwest shall at all times during the term of the Plan and while any Options or Stock Units are outstanding retain as authorized and unissued Stock at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

4.2    Other Shares of Stock. Any Shares that are subject to an Option that expires or for any reason is terminated unexercised, any Shares that are subject to an Award (other than an Option) and that are forfeited, and any shares of Stock withheld for the payment of taxes or received by Qwest as payment of the exercise price of an Option shall automatically become available for use under the Plan, provided, however, no more than 75,000,000 Shares may be awarded pursuant to Incentive Options.

4.3    Adjustments for Stock Split, Stock Dividend, Etc. If Qwest shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the Shares as to which Awards may be granted under the Plan, (ii) the Shares then included in each outstanding Award granted hereunder, (iii) the maximum number of Shares available for grant to any one person in a calendar year, (iv) the maximum number of Shares available for grant pursuant to Incentive Options and (v) the number of Shares subject to a delegation of authority under Section 4.2.

4.4    Other Distributions and Changes in the Stock. If

(a) Qwest shall at any time distribute with respect to the Stock assets or securities of persons other than Qwest (excluding cash or distributions referred to in Section 4.3), or

(b) Qwest shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of Qwest, or

(c) there shall be any other change (except as described in Section 4.3) in the number or kind of outstanding Shares or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that the event described in Subsection (a), (b) or (c) above equitably requires an adjustment in the number or kind of Shares subject to an Option or other Award, an adjustment in the Option Price or the taking of any other action by the Committee, including without limitation, the setting aside of any property for delivery to the Participant upon the exercise of an Option or the full vesting of an Award, then such adjustments shall be made, or other action shall be taken, by the Committee and shall be effective for all purposes of the Plan and on each outstanding Option or Award that involves the particular type of stock for which a change was effected; provided that, if an adjustment or action made pursuant to this Section 4.4 would cause any outstanding Award to become subject to Section 409A, then such adjustment or action shall not be made unless such adjustment or actions complies with the applicable requirements of Section 409A. Notwithstanding the foregoing provisions of this Section 4.4, pursuant to Section 8.3 below, a Participant holding Stock received as a Restricted Stock Award shall have the right to receive all amounts, including cash and property of any kind, distributed with respect to the Stock after such Restricted Stock Award was granted upon the Participant’s becoming a holder of record of the Stock.

4.5    General Adjustment Rules. No adjustment or substitution provided for in this Article IV shall require Qwest to sell a fractional Share under any Option, or otherwise issue a fractional Share, and the total substitution or adjustment with respect to each Option and other Award shall be limited by deleting any fractional Share. In the case of any such substitution or adjustment, the aggregate Option Price for the total number of Shares then subject to an Option shall remain unchanged but the Option Price per Share under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of Shares or other securities into which the Stock subject to the Option may have been changed, and appropriate adjustments shall be made to other Awards to reflect any such substitution or adjustment.

4.6    Determination by the Committee, Etc. Adjustments under this Article IV shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties thereto.

ARTICLE V

CORPORATE REORGANIZATION; CHANGE IN CONTROL

5.1    Reorganization of Qwest. Except as provided otherwise by the Committee at the time an Award is granted, upon the occurrence of any of the following events, if the notice required by Section 5.2 shall have first been given, the Plan and all Options then outstanding hereunder shall automatically terminate and be of no further force and effect whatsoever, and other Awards then outstanding shall be treated as described in Sections 5.2 and 5.3, without the necessity for any additional notice or other action by the Board or Qwest: (a) the merger or consolidation of Qwest with or into another corporation or other reorganization (other than a reorganization under the United States Bankruptcy Code) of Qwest (other than a consolidation, merger, or reorganization in which Qwest is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Stock); or (b) the sale or conveyance of the property of Qwest as an entirety or substantially as an entirety (other than a sale or conveyance in which Qwest continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by Qwest); or (c) the dissolution or liquidation of Qwest. Notwithstanding the foregoing, there shall be no termination, substitution, assumption or payment pursuant to this Article V if such termination, substitution, assumption or payment would result in the violation of any applicable Section 409A requirement.

5.2    Required Notice. At least 30 days’ prior written notice of any event described in Section 5.1 shall be given by Qwest to each Option Holder and Participant unless (a) in the case of the events described in clauses (a) or (b) of Section 5.1, Qwest or the successor or purchaser, as the case may be, shall make adequate provision for the assumption of the outstanding Options or the substitution of new options for the outstanding Options on terms comparable to the outstanding Options except that the Option Holder shall have the right thereafter to purchase the kind and amount of securities or property or cash receivable upon such merger, consolidation, other reorganization, sale or conveyance by a holder of the number of Shares that would have been receivable upon exercise of the Option immediately prior to such merger, consolidation, sale or conveyance (assuming such holder of Stock failed to exercise any rights of election and received per share the kind and amount received per share by a majority of the non-electing shares), or (b) Qwest or the successor or purchaser, as the case may be, shall make adequate provision for the adjustment of outstanding Awards (other than Options) so that such Awards shall entitle the Participant to receive the kind and amount of securities or property or cash receivable upon such merger, consolidation, other reorganization, sale or conveyance by a holder of the number of Shares that would have been receivable with respect to such Award immediately prior to such merger, consolidation, other reorganization, sale or conveyance (assuming such holder of Stock failed to exercise any rights of election and received per share the kind and amount received per share by a majority of the non-electing shares). The provisions of this Article V shall similarly apply to successive mergers, consolidations, reorganizations, sales or conveyances. Such notice shall be deemed to have been given when delivered personally to a Participant or when mailed to a Participant by registered or certified mail, postage prepaid, at such Participant’s address last known to the Company.

5.3    Acceleration of Exercisability. Participants notified in accordance with Section 5.2 may exercise their Options at any time before the occurrence of the event requiring the giving of notice (but subject to occurrence of such event), regardless of whether all conditions of exercise relating to length of service, attainment of financial performance goals or otherwise have been satisfied. Upon the giving of notice in accordance with Section 5.2, all restrictions with respect to Restricted Stock and other Awards shall lapse immediately, all Stock Units shall become payable immediately and all Stock Appreciation Rights shall become exercisable. Any Options, Stock Appreciation Rights or Stock Units that are not assumed or substituted under clauses (a) or (b) of Section 5.2 that have not been exercised prior to the event described in Section 5.1 shall automatically terminate upon the occurrence of such event.

5.4    Change in Control of Qwest.

(a)    In General. Unless provided otherwise by the Committee at the time of the grant of an Award, upon a change in control of Qwest, as defined in Subsection 5.4(b), then (i) all Options shall become immediately exercisable in full during the remaining term thereof, and shall remain so, whether or not the Participants to whom such Options have been granted remain employees, consultants or directors of the Company; (ii) all restrictions with respect to outstanding Restricted Stock Awards shall immediately lapse; (iii) all Stock Units shall become immediately payable; and (iv) all other Awards shall become immediately exercisable or shall vest, as the case may be, without any further action or passage of time.

(b)    Definition. For purposes of the Plan, a “change in control” shall be deemed to have occurred if either (i) any individual, entity, or group (within the meaning of section 13(d)(3) or 14(d)(2) of the 1934 Act), other than Anschutz Company, The Anschutz Corporation, any entity or organization controlled by Philip F. Anschutz (collectively, the “Anschutz Entities”) or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of either (A) the then-outstanding shares of Stock (“Outstanding Shares”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Power”) or (ii) at any time during any 12-month period (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof.

5.5    Reorganization of Affiliated Corporations. If an Affiliated Corporation is merged or consolidated with another corporation (other than a merger or consolidation pursuant to which the Affiliated Corporation continues to be, or the continuing corporation is, affiliated with Qwest through stock ownership or control), or if all or substantially all of the assets or more than fifty percent (50%) of the stock of the Affiliated Corporation is acquired by any other corporation, business entity or person (other than a transaction in which the successor is affiliated with Qwest through stock ownership or control), or in the case of a reorganization (other than a reorganization under the United States Bankruptcy Code) including a divisive reorganization under section 355 of the Code, or liquidation of the Affiliated Corporation, the Committee may, as to outstanding Awards, make appropriate provision for the protection of outstanding Awards granted to Eligible Employees of, and Eligible Consultants to, the affected Affiliated Corporation by (i) providing for the assumption of outstanding Options or the substitution of new Options for outstanding Options by the successor on terms comparable to the outstanding Options, (ii) providing for the adjustment of outstanding Awards, or (iii) taking such other action with respect to outstanding Awards as the Committee deems appropriate; provided that no assumption, adjustment or other action taken under this Section 5.5 shall violate any applicable requirements of Section 409A.

ARTICLE VI

PARTICIPATION

6.1    Eligible Employees; Eligible Consultants. Participants in the Plan shall be those Eligible Employees who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. Eligible Consultants shall be selected from those non-employee consultants to the Company who, in the judgment of the Committee, are performing services important to the operation and growth of the Company. In the discretion of the Committee, Participants may be granted from time to time one or more Awards; provided, however, the grant of each such Award shall be separately approved by the Committee and receipt of one such Award shall not result in automatic receipt of any other Award. Upon determination by the Committee that an Award is to be granted to a Participant, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto. Each Participant shall, if required by the Committee, enter into an agreement with Qwest, in such form as the Committee shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

6.2    Non-Employee Directors. In its discretion, the Committee may, from time to time, grant Awards, other than Incentive Options, to one or more Non-Employee Directors, who shall be Participants in the Plan. Each such Award shall include the terms and conditions that are determined by the Committee and that are consistent with the terms of the Plan. Each Participant shall, if required by the Committee, enter into an agreement with Qwest, in such form as the Committee shall determine and that is consistent with the terms of the Plan, specifying the terms and conditions of the Award and the rights and duties of the Participant. An Award shall be deemed granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related Agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

ARTICLE VII

OPTIONS

7.1    Grant of Options. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Options. The Committee, in its sole discretion, shall designate whether an Option is an Incentive Option or a Non-Qualified Option; provided, however, only Non-Qualified Options may be granted to Eligible Consultants and Non-Employee Directors. The Committee may grant both an Incentive Option and a Non-Qualified Option to an Eligible Employee at the same time or at different times. Incentive Options and Non-Qualified Options, whether granted at the same time or at different times, shall be deemed to have been awarded in separate grants and shall be clearly identified. In no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of shares for which any other Option may be exercised. An Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

7.2    Stock Option Certificates. Each Option granted under the Plan shall be evidenced by a written stock option certificate or agreement (an “Option Certificate”). An Option Certificate shall be issued by Qwest in the name of the Participant to whom the Option is granted (the “Option Holder”) and in such form as may be approved by the Committee. The Option Certificate shall incorporate and conform to the conditions set forth in this Section 7.2 as well as such other terms and conditions that are not inconsistent with the terms of the Plan as the Committee may consider appropriate in each case; provided, however, no Option Certificate may contain terms or conditions that would render such Option subject to the requirements of Section 409A.

(a)    Number of Shares. Each Option Certificate shall state that it covers a specified number of shares of Stock, as determined by the Committee.

(b)    Price. The price at which each Share covered by an Option may be purchased shall be determined in each case by the Committee and set forth in the Option Certificate, but, in no event shall the price be less than 100% of the Fair Market Value of the Stock on the date the Option is granted.

(c)    Duration of Options; Restrictions on Exercise. Each Option Certificate shall state the period of time, determined by the Committee, within which the Option may be exercised by the Option Holder (the “Option Period”). The Option Period must end, in all cases, not more than ten years from the date the Option is granted. The Option Certificate shall also set forth any installment or other restrictions on exercise of the Option during such period, if any, as may be determined by the Committee. Each Option shall become exercisable (vest) over such period of time, if any, or upon such events, as determined by the Committee.

(d)    Termination of Services, Death, Disability, Etc. The Committee may specify the period, if any, during which an Option may be exercised following termination of the Option Holder’s services. The effect of this Subsection 7.2(d) shall be limited to determining the consequences of a termination and nothing in this Subsection 7.2(d) shall restrict or otherwise interfere with the Company’s discretion with respect to the termination of any individual’s services. If the Committee does not otherwise specify, the following shall apply:

(i) If the services of the Option Holder are terminated within the Option Period for Cause, as determined by the Company, the Option shall thereafter be void for all purposes.

(ii) If the Option Holder becomes Disabled, the Option may be exercised by the Option Holder within one year following the Option Holder’s termination of services on account of Disability (provided that such exercise must occur within the Option Period), after which such Option shall be void for all purposes. In any such case, the Option may be exercised only as to the shares as to which the Option had become exercisable on or before the date of the Option Holder’s termination of services because of Disability.

(iii) If the Option Holder dies during the Option Period while still performing services for the Company or within the one year period referred to in (ii) above or the ninety calendar day period referred to in (iv) below, the Option may be exercised by those entitled to do so under the Option Holder’s will or by the laws of descent and distribution within one year following the Option Holder’s death (provided that such exercise must occur within the Option Period), after which such Option shall be void for all purposes. In any such case, the Option may be exercised only as to the shares as to which the Option had become exercisable on or before the date of the Option Holder’s death.

(iv) If the services of the Option Holder are terminated (which for this purpose means that the Option Holder is no longer employed by the Company or performing services for the Company) by the Company within the Option Period for any reason other than Cause, Disability, or death, the Option may be exercised by the Option Holder within ninety calendar days following the date of such termination (provided that such exercise must occur within the Option Period), after which such Option shall be void for all purposes. In any such case, the Option may be exercised only as to the shares as to which the Option had become exercisable on or before the date of termination of services.

(e)    Transferability. Each Option shall not be transferable by the Option Holder except by will or pursuant to the laws of descent and distribution. Each Option is exercisable during the Option Holder’s lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative. The Committee may, however, provide at the time of grant or thereafter that the Option Holder may transfer a Non-Qualified Option to a member of the Option Holder’s immediate family, a trust of which members of the Option Holder’s immediate family are the only beneficiaries, or a partnership of which members of the Option Holder’s immediate family or trusts for the sole benefit of the Option Holder’s immediate family are the only partners. Immediate family means the Option Holder’s spouse, issue (by birth or adoption), parents, grandparents and siblings (including half brothers and sisters and adopted siblings). During the Option Holder’s lifetime the Option Holder may not transfer an Incentive Option under any circumstances.

(f)    Consideration for Grant of Option. Each Option Holder agrees to remain in the employment of the Company or to continue providing consulting services to the Company, as the case may be, at the pleasure of the Company, for a continuous period of at least one year after the date the Option is granted, at the rate of compensation in effect on the date of such agreement or at such changed rate as may be fixed, from time to time, by the Company in its discretion. Nothing in this paragraph shall limit or impair the Company’s right to terminate the employment of any employee or to terminate the consulting services of any consultant.

(g)    Exercise, Payments, Etc.

(i)    Manner of Exercise. The method for exercising each Option granted hereunder shall be by delivery to Qwest of written notice specifying the number of Shares with respect to which such Option is exercised. The purchase of such Shares shall take place at the principal offices of Qwest within thirty days following delivery of such notice, at which time the Option Price of the Shares shall be paid in full by any of the methods set forth below or a combination thereof. Except as set forth in the next sentence, the Option shall be exercised when the Option Price for the number of shares as to which the Option is exercised is paid to Qwest in full. If the Option Price is paid by means of a broker’s loan transaction described in Subsection 7.2(g)(ii)(D), in whole or in part, the closing of the purchase of the Stock under the Option shall take place (and the Option shall be treated as exercised) on the date on which, and only if, the sale of Stock upon which the broker’s loan was based has been closed and settled, unless the Option Holder makes an irrevocable written election, at the time of exercise of the Option, to have the exercise treated as fully effective for all purposes upon receipt of the Option Price by Qwest regardless of whether or not the sale of the Stock by the broker is closed and settled. A properly executed certificate or certificates representing the Shares shall be delivered to or at the direction of the Option Holder upon payment therefor. If Options on less than all shares evidenced by an Option Certificate are exercised, Qwest shall deliver a new Option Certificate evidencing the Option on the remaining shares upon delivery of the Option Certificate for the Option being exercised.

(ii) The exercise price shall be paid by any of the following methods or any combination of the following methods at the election of the Option Holder, or by any other method approved by the Committee upon the request of the Option Holder:

(A) in cash;

(B) by certified check, cashier’s check or other check acceptable to the Company, payable to the order of Qwest;

(C) by delivery to Qwest of certificates representing the number of shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to Qwest; provided, however, no Option may be exercised by delivery to Qwest of certificates representing Stock, unless such Stock has been held by the Option Holder for more than six months; for purposes of the Plan, the Fair Market Value of any shares of Stock delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date; the exercise date shall be the day of delivery of the certificates for the Stock used as payment of the Option Price; or

(D) by delivery to Qwest of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to Qwest promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder required to pay the Option Price.

(h)    Date of Grant. An Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

(i)    Withholding.

(i)    Non-Qualified Options. Upon exercise of an Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by sections 3102 and 3402 of the Code and applicable state income tax laws, including payment of such taxes through delivery of shares of Stock or by withholding Stock to be issued under the Option, as provided in Article XVII.

(ii)    Incentive Options. If an Option Holder makes a disposition (as defined in section 424(c) of the Code) of any Stock acquired pursuant to the exercise of an Incentive Option prior to the expiration of two years from the date on which the Incentive Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Option Holder shall send written notice to the Company at the Company’s principal place of business of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Option Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by sections 3102 and 3402 of the Code and applicable state income tax laws.

7.3    Restrictions on Incentive Options.

(a)    Initial Exercise. The aggregate Fair Market Value of the Shares with respect to which Incentive Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the closing price of the Stock on the date of grant of the Incentive Option shall be used.

(b)    Ten Percent Stockholders. Incentive Options granted to an Option Holder who is the holder of record of ten percent or more of the outstanding Stock of Qwest shall have an Option Price equal to 110% of the closing price of the Shares on the date of grant of the Option, and the Option Period for any such Option shall not exceed five years.

7.4    Shareholder Privileges. No Option Holder shall have any rights as a shareholder with respect to any shares of Stock covered by an Option until the Option Holder becomes the holder of record of such Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock, except as provided in Article IV.

ARTICLE VIII

RESTRICTED STOCK AWARDS

8.1     Grant of Restricted Stock Awards. Coincident with or following designation for participation in the Plan, the Committee may grant a Participant one or more Restricted Stock Awards consisting of Shares of Stock. The number of Shares granted as a Restricted Stock Award shall be determined by the Committee.

8.2    Restrictions. A Participant’s right to retain a Restricted Stock Award granted to him under Section 8.1 shall be subject to such restrictions, including but not limited to his continuous employment by or performance of services for the Company for a restriction period specified by the Committee or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Award. The Committee may in its sole discretion require different periods of service or different performance goals and objectives with respect to different Participants, to different Restricted Stock Awards or to separate, designated portions of the Shares constituting a Restricted Stock Award. In the event of the death or Disability of a Participant, or the retirement of a Participant in accordance with the Company’s established retirement policy, all remaining required periods of service and other restrictions applicable to Restricted Stock Awards then held by him shall lapse with respect to a pro rata part of each such Award based on the ratio between the number of full months of employment or services completed at the time of termination of services from the grant of each Award to the total number of months of employment or continued services required for such Award to be fully nonforfeitable, and such portion of each such Award shall become fully nonforfeitable. The remaining forfeitable portion of each such Award shall be forfeited and shall be immediately returned to Qwest. If a Participant’s employment or consulting services terminate for any other reason, any Restricted Stock Awards as to which the period for which services are required or other restrictions have not been satisfied (or waived or accelerated as provided herein) shall be forfeited, and all shares of Stock related thereto shall be immediately returned to Qwest.

8.3    Privileges of a Stockholder, Transferability. A Participant shall have all voting, dividend, liquidation and other rights with respect to Stock in accordance with its terms received by him as a Restricted Stock Award under this Article VIII upon his becoming the holder of record of such Stock; provided, however, the Participant’s right to sell, encumber or otherwise transfer such Stock shall be subject to the limitations of Section 13.2.

8.4    Enforcement of Restrictions. The Committee shall cause a legend to be placed on the Stock certificates issued pursuant to each Restricted Stock Award referring to the restrictions provided by Sections 8.2 and 8.3 and, in addition, may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Sections 8.2 and 8.3:

(a) Requiring the Participant to keep the Stock certificates, duly endorsed, in the custody of Qwest while the restrictions remain in effect; or

(b) Requiring that the Stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

ARTICLE IX

STOCK UNITS

A Participant may be granted a number of Stock Units determined by the Committee. The number of Stock Units, the goals and objectives to be satisfied with respect to each grant of Stock Units, the time and manner of payment for each Stock Unit, and the other terms and conditions applicable to a grant of Stock Units shall be determined by the Committee; provided that the terms under which any Stock Unit is granted shall comply with any applicable requirements of Section 409A.

ARTICLE X

STOCK APPRECIATION RIGHTS

10.1    Persons Eligible. The Committee, in its sole discretion, may grant Stock Appreciation Rights to Eligible Employees, Eligible Consultants and Non-Employee Directors.

10.2    Terms of Grant. The Committee shall determine at the time of the grant of a Stock Appreciation Right the time period during which the Stock Appreciation Right may be exercised and any other terms that shall apply to the Stock Appreciation Right; provided that the terms under which any Stock Appreciation Right is granted shall comply with any applicable requirements of Section 409A.

10.3    Exercise. A Stock Appreciation Right shall entitle a Participant to receive a number of shares of Stock (without any payment to Qwest, except for applicable withholding taxes), cash, or Stock and cash, as determined by the Committee in accordance with Section 10.4. If a Stock Appreciation Right is issued in tandem with an Option, except as may otherwise be provided by the Committee, the Stock Appreciation Right shall be exercisable during the period that its related Option is exercisable. A Participant desiring to exercise a Stock Appreciation Right shall give written notice of such exercise to Qwest, which notice shall state the proportion of

Stock and cash that the Participant desires to receive pursuant to the Stock Appreciation Right exercised. Upon receipt of the notice from the Participant, Qwest shall deliver to the person entitled thereto (i) a certificate or certificates for Stock or (ii) a cash payment, in accordance with Section 10.4, or both. The date Qwest receives written notice of such exercise hereunder is referred to in this Article X as the “exercise date.” The delivery of Stock or cash received pursuant to such exercise shall take place at the principal offices of Qwest within 30 days following delivery of such notice.

10.4    Number of Shares or Amount of Cash. Subject to the discretion of the Committee to substitute cash for Stock, or Stock for cash, the number of Shares that may be issued pursuant to the exercise of a Stock Appreciation Right shall be determined by dividing:

(a) the total number of Shares of Stock as to which the Stock Appreciation Right is exercised, multiplied by the amount by which the Fair Market Value of one Share on the exercise date exceeds the Fair Market Value of one Share of Stock on the date of grant of one Share of Stock Appreciation Right, by

(b) the Fair Market Value of one Share of Stock on the exercise date; provided, however, fractional shares shall not be issued and in lieu thereof, a cash adjustment shall be paid.

In lieu of issuing Stock upon the exercise of a Stock Appreciation Right, the Committee in its sole discretion may elect to pay the cash equivalent of the Fair Market Value of the Stock on the exercise date for any or all of the Shares of Stock that would otherwise be issuable upon exercise of the Stock Appreciation Right.

10.5    Effect of Exercise. If a Stock Appreciation Right is issued in tandem with an Option, the exercise of the Stock Appreciation Right or the related Option will result in an equal reduction in the number of corresponding Options or Stock Appreciation Rights that were granted in tandem with such Stock Appreciation Rights and Options.

10.6    Termination of Services. Upon the termination of the services of a Participant, any Stock Appreciation Rights then held by such Participant shall be exercisable within the time periods, and upon the same conditions with respect to the reasons for termination of services, as are specified in Section 7.2(d) with respect to Options.

ARTICLE XI

STOCK BONUSES

The Committee may award Stock Bonuses to such Participants, subject to such conditions and restrictions, as it determines in its sole discretion. Stock Bonuses may be either outright grants of Stock, or may be grants of Stock subject to and conditioned upon certain employment or performance related goals; provided that the terms under which any Stock Bonus is granted shall comply with any applicable requirements of Section 409A.

ARTICLE XII

OTHER COMMON STOCK GRANTS

From time to time during the duration of the Plan, the Board may, in its sole discretion, adopt one or more incentive compensation arrangements for Participants pursuant to which the Participants may acquire shares of Stock, whether by purchase, outright grant, or otherwise. Any such arrangements shall be subject to the general provisions of the Plan and all shares of Stock issued pursuant to such arrangements shall be issued under the Plan; provided that the terms under which any Stock Bonus is granted shall comply with any applicable requirements of Section 409A.

ARTICLE XIII

RIGHTS OF PARTICIPANTS

13.1    Service. Nothing contained in the Plan or in any Option, or other Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of service shall be determined by the Committee at the time.

13.2    Nontransferability. Except as provided otherwise at the time of grant or thereafter, no right or interest of any Participant in an Option, a Stock Appreciation Right, a Restricted Stock Award (prior to the completion of the restriction period applicable thereto), a Stock Unit, or other Award granted pursuant to the Plan, shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant’s death, a Participant’s rights and interests in Options, Stock Appreciation Rights, Restricted Stock Awards, other Awards, and Stock Units shall, to the extent provided in Articles VII, VIII, IX, X and XI, be transferable by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Participant’s legal representatives, heirs or legatees. Notwithstanding the foregoing, the Option Holder may not transfer an Incentive Option during the Option Holder’s lifetime. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

13.3    No Plan Funding. Obligations to Participants under the Plan will not be funded, trusted, insured or secured in any manner. The Participants under the Plan shall have no security interest in any assets of the Company and shall be only general creditors of the Company.

ARTICLE XIV

GENERAL RESTRICTIONS

14.1    Investment Representations. Qwest may require any person to whom an Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit, or Stock Bonus is granted, as a condition of exercising such Option or Stock Appreciation Right, or receiving such Restricted Stock Award, Stock Unit, or Stock Bonus, to give written assurances in substance and form satisfactory to Qwest and its counsel to the effect that such person is acquiring the Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as Qwest deems necessary or appropriate in order to comply with Federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the Stock certificates.

14.2    Compliance with Securities Laws. Each Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit, and Stock Bonus grant shall be subject to the requirement that, if at any time counsel to Qwest shall determine that the listing, registration or qualification of the shares subject to such Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit, or Stock Bonus grant upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit or Stock Bonus grant may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require Qwest to apply for or to obtain such listing, registration or qualification.

14.3    Changes in Accounting Rules. Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Options, Stock Appreciation Rights, Restricted Stock Awards, Stock Units or other Awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of Qwest, the Committee shall have the right and power to modify as necessary, any then outstanding and unexercised Options, Stock Appreciation Rights, outstanding Restricted Stock Awards, outstanding Stock Units and other outstanding Awards as to which the applicable services or other restrictions have not been satisfied.

14.4    Changes in Tax Laws. Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the tax laws or regulations issued by the U.S. Treasury Department applicable to Options, Stock Appreciation Rights, Restricted Stock Awards, Stock Units or other Awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of Qwest, or on the Participants, the Committee shall have the right and power to modify as necessary, any then outstanding and unexercised Options, Stock Appreciation Rights, outstanding Restricted Stock Awards, outstanding Stock Units and other outstanding Awards.

14.5    Payments to Specified Employees. With respect to any Award to which Section 409A applies, no payment shall be made to a Specified Employee prior to the date that is six months after the date of such Specified Employee’s Separation from Service or, if earlier, the date of the Executive’s death (the “Six Month Delay”). As soon as administratively practicable following the expiration of the Six Month Delay, the Specified Employee shall receive a lump sum payment equal to all amounts that would have been paid during the Six Month Delay but for this Section 14.5. All payments due to the Specified Employee after the expiration of the Six Month Delay shall be made in accordance with the terms of the Plan.

ARTICLE XV

OTHER EMPLOYEE BENEFITS

The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or Stock Appreciation Right, the sale of shares received upon such exercise, the vesting of any Restricted Stock Award, receipt of Stock Bonuses, distributions with respect to Stock Units, or the grant of Stock shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, profit sharing, 401(k), life insurance or salary continuation plan.

ARTICLE XVI

AMENDMENT, MODIFICATION AND TERMINATION

The Board may, at any time, terminate and, from time to time, amend or modify the Plan; provided, however, no amendment or modification may become effective without approval of the amendment or modification by the shareholders of Qwest if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if Qwest, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable.

The Committee may, at any time and from time to time, amend or modify any Award, or any part hereof or thereof.

ARTICLE XVII

WITHHOLDING

17.1    Withholding Requirement. Qwest’s obligations to deliver shares of Stock upon the exercise of any Option, or Stock Appreciation Right, the vesting of any Restricted Stock Award, payment with respect to Stock Units, or the grant of Stock shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and other tax withholding requirements.

17.2    Withholding With Stock. At the time the Committee grants an Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit, Stock Bonus, other Award, or Stock or at any time thereafter, it may, in its sole discretion, require the Participant to satisfy any applicable tax withholding obligations by having Qwest withhold from shares otherwise issuable to the Participant or grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing (a) to have Qwest withhold from shares otherwise issuable to the Participant, shares of Stock having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant; provided, however, the amount of Stock so withheld shall not exceed the minimum amount required to be withheld under the method of withholding that results in the smallest amount of withholding, or (b) to transfer to Qwest a number of shares of Stock that were acquired by the Participant more than six months prior to the transfer to Qwest and that have a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. The value of shares of Stock to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the “Tax Date”). Any such elections by Participants to have shares of Stock withheld for this purpose will be subject to the following restrictions:

(a) All elections must be made prior to the Tax Date.

(b) All elections shall be irrevocable.

(c) If the Participant is an officer or director of Qwest within the meeting of section 16 of the 1934 Act (“Section 16”), the Participant must satisfy the requirements of such Section 16 and any applicable Rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

ARTICLE XVIII

REQUIREMENTS OF LAW

18.1    Requirements of Law. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

18.2    Federal Securities Law Requirements. If a Participant is an officer or director of Qwest within the meaning of Section 16, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule promulgated under the 1934 Act, to qualify the Award for any exception from the provisions of Section 16(b) of the 1934 Act available under that Rule. Such conditions shall be set forth in the agreement with the Participant which describes the Award or other document evidencing or accompanying the Award.

18.3    Section 409A. The Plan and all Awards shall be construed and administered in a manner so as to comply with the applicable requirements of Section 409A.

18.4    Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

18.5    Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

ARTICLE XIX

DURATION OF THE PLAN

Unless sooner terminated by the Board of Directors, the Plan shall terminate at the close of business on June 22, 2007, and no Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit, Stock Bonus, other Award or Stock shall be granted, or offer to purchase Stock made, after such termination. Options, Stock Appreciation Rights, Restricted Stock Awards, other Awards, and Stock Units outstanding at the time of the Plan termination may continue to be exercised, or become free of restrictions, or paid, in accordance with their terms.

Dated:             , 2006

QWEST COMMUNICATIONS INTERNATIONAL INC.

By:

VOTE BY INTERNET - www.proxyvote.com
1801 CALIFORNIA STREET 51ST FLOOR ATTN: INVESTOR RELATIONS DENVER, CO 80202	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. ET on May 23, 2006 for shares held by registered holders directly and 11:59 p.m. ET on May 19, 2006 for shares held in the employee stock purchase and 401(k) plans. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. ET on May 23, 2006 for shares held by registered holders directly and 11:59 p.m. ET on May 19, 2006 for shares held in the employee stock purchase and 401(k) plans. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Qwest Communications International Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. ET on May 23, 2006, for shares held by registered holders directly and at 11:59 p.m. ET on May 19, 2006, for shares held in the employee stock purchase and 401(k) plans.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	QWEST1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QWEST COMMUNICATIONS INTERNATIONAL INC.

Vote on Directors			02

Your Board of Directors recommends you vote “FOR” Item 1

1. Election of nine Directors to hold office until the annual meeting of			For	Withhold	For	To withhold authority to vote for any
stockholders in 2007 and until their successors are elected and qualified			All	All	All Except	individual nominee, mark “For All Except”
Nominees:	01)- Linda G. Alvarado	06)- Wayne W. Murdy	☐	☐	☐	and write that nominee’s number on the line
	02)- Charles L. Biggs	07)- Richard C. Notebaert				below.
	03)- R. David Hoover	08)- Frank P. Popoff
	04)- Patrick J. Martin	09)- James A. Unruh
05)- Caroline Matthews

Vote on Proposals	For	Against	Abstain		For	Against	Abstain

Your Board of Directors recommends you vote “FOR” Item 2				Your Board of Directors recommends you vote “AGAINST” Item 5

2. Ratification of the appointment of KPMG LLP as our independent auditor for 2006	☐	☐	☐	5. Stockholder Proposal - Requesting we seek stockholder approval of certain benefits for senior executives under our non-qualified pension plan or any supplemental executive retirement plan	☐	☐	☐

Your Board of Directors recommends you vote “FOR” Item 3				Your Board of Directors recommends you vote “AGAINST” Item 6

3. Approval of the amended and restated Equity Incentive Plan	☐	☐	☐	6. Stockholder Proposal - Amendment of bylaws to provide that Directors be elected by a majority vote (or in some cases a plurality vote)	☐	☐	☐

Your Board of Directors recommends you vote “AGAINST” Item 4				Your Board of Directors recommends you vote “AGAINST” Item 7

4.   Stockholder Proposal - Requesting we adopt a policy whereby, in the event of a substantial restatement of financial results, our Board of Directors shall review certain performance-based compensation made to executive officers and pursue legal remedies to recover such compensation to the extent that the restated results do not exceed original performance targets.

	☐	☐	☐	7. Stockholder Proposal - Requesting we establish a policy of separating the roles of Chairman of the Board and CEO	☐	☐	☐

For shares held in the 401(k) plan, if no direction is given on how to vote these shares, State Street Bank and Trust Company will vote these shares in the same proportion as the shares for which it receives instructions from all other plan participants. For all other shares, if your form is returned signed, but no direction is provided, this proxy will be voted as your Board of Directors recommends.

	Yes	No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Stockholders

May 24, 2006, 10:00 a.m., local time

Seawell Grand Ballroom

The Denver Center for the Performing Arts

1050 13th Street

Denver, CO 80204

For registration instructions or directions to the meeting, please call 888-858-7914

or

visit our website at www.qwest.com/stockholder2006.

(Note: You must present this ticket for admission to the meeting.)

Proxy and Voting Instruction Form

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard C. Notebaert and Richard N. Baer, and each of them, as proxies, with full power of substitution, to vote as directed all shares of common stock of Qwest Communications International Inc. that the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of Qwest Communications International Inc. to be held at the Seawell Grand Ballroom of The Denver Center for the Performing Arts, 1050 13th Street, Denver, CO 80204, 10 a.m., local time on May 24, 2006, and at any adjournment or postponement thereof. This proxy authorizes the persons named above, and each of them, to vote at their discretion on any other matter that may come before the meeting or any adjournment or postponement thereof.

This card also provides voting instructions for shares held in the employee stock purchase and 401(k) plans, as described in the proxy statement.